Exhibit 10.1

LEASE AND SASO OPERATING

AGREEMENT BETWEEN

THE CITY OF SAN JOSE

AND

SJC HANGARS LLC

DOCUMENT NO. 10761-LE-24

T A B L E    O F    C O N T E N T S

Section Title	Page

1	DEFINITIONS AND SUMMARY OF LEASE TERMS	6
2	TERM	12
2.1	Term	12
2.2	Good Faith	12
2.3	Mutual Extension of Term	12
2.4	Holdover	13
3	PREMISES	13
3.1	Ramp Area	13
3.2	“As-Is” Condition	14
3.3	Environmental Site Assessment Report	14
3.4	Release	14
4	USES, PRIVILEGES AND OBLIGATIONS	15
4.1	Exercise of Rights and Obligations	16
4.2	Access	18
4.3	Disposal, Use and Storage of Hazardous Materials	20
5	RENT, FEES AND CHARGES	20
5.1	Rent and Revenue Share	20
5.2	Percentage Increase Adjustment	21
5.3	Security Deposit	22
5.4	Activity Fees	23
5.5	Payment of Rent, Activity Fees and Charges	25
5.6	No Offset or Deduction	27
5.7	Other Financial and Statistical Reports	27
5.8	Record Maintenance	27
5.9	Expiration Date	28
6	MAINTENANCE OF PREMISES	28
6.1	Maintenance	28
6.2	Trash and Refuse	28
6.3	Waste or Nuisance	28
6.4	Landscaping	28
7	LEASEHOLD IMPROVEMENTS	28
7.1	General Conditions for Construction/Minimum Capital Investment	28
7.2	Design of Leasehold Improvements	31
7.3	Contract Requirements/Bonds	32
7.4	Construction and Completion of Leasehold Improvement	33
7.5	General Approvals	35
7.6	Liens	35
7.7	Airport Obstructions	36
7.8	City Not Responsible for Work	36
7.9	Tenant’s Failure to Diligently Pursue Construction	36
7.10	Alterations/Refurbishments to Leasehold Improvements	36
7.11	Claims by Mechanics or Material Suppliers	37

7.12	Existing Premises Construction and Improvement Guidelines	37
7.13	Title to Improvements, Alterations and Repairs	38
7.14	Remediation of Asbestos-Containing Materials	38
8	ACCEPTANCE OF PREMISES	38
9	UTILITY SERVICES	40
10	SECURITY MEASURES	41
11	ASSIGNMENT OR TRANSFER	43
11.1	Consent	43
11.2	Factors for City to Consider	43
11.3	Processing Fee	44
11.4	Consent Does not Constitute Waiver	44
11.5	Assignment to Affiliate	44
11.6	Subleasing	44
11.7	Mortgage of Leasehold Estate	44
12	BREACH OF LEASE	47
12.1	Events of Default	47
12.2	Remedies	49
13	WAIVER OF BREACH	51
14	INDEMNITY AND WAIVER OF CLAIM	52
14.1	Indemnification	52
14.2	Assumption of Risk	52
14.3	Waiver of Claim	53
15	INSURANCE	53
15.1	Required Insurance Coverage	53
15.2	Failure to Provide	53
15.3	Waiver of Subrogation	54
16	BAILEE DISCLAIMER	54
17	RIGHT TO ENTER	54
18	TAXES AND ASSESSMENTS	55
18.1	Payment by Tenant	55
18.2	Possessory Interest Taxes	56
18.3	No Liens or Encumbrances	56
18.4	Indemnity for Tenant’s Failure to Comply	56
18.5	Payment by City	56
18.6	Contest of Tax or Charge	57
19	QUIET ENJOYMENT	57
20	DAMAGE OR DESTRUCTION	57
20.1	Tenant’s Obligation to Repair	57
20.2	Insufficient Insurance Proceeds	58
20.3	Option To Terminate Lease	58
20.4	Restoration of Premises	58
21	COMPLIANCE WITH LAWS	59
22	AGREEMENTS WITH UNITED STATES	60
23	GRANT AGREEMENT COVENANTS	60
24	MODIFICATIONS FOR GRANTING FAA FUNDS	63

25	SURRENDER OF PREMISES	64
26	STATEMENTS, RECORDS AND INFORMATION	64
27	GIFTS	64
28	HEIRS, SUCCESSORS AND ASSIGNS	64
29	REPRESENTATIONS AND WARRANTIES	64
30	AMERICANS WITH DISABILITIES ACT	66
31	INTENTIONALLY OMITTED	67
32	TENANT’S PROPOSAL	67
33	MISCELLANEOUS	68
33.1	Consent	68
33.2	Controlling Law	68
33.3	Entire Agreement	68
33.4	Exhibits and Addenda	68
33.5	Force Majeure	68
33.6	Headings	68
33.7	Hold Harmless	69
33.8	Joint and Several	69
33.9	Material Considerations	69
33.10	Modification of Lease	69
33.11	No Assumption	70
33.12	Number and Gender	70
33.13	Resolutions	70
33.14	Severability	70
33.15	Successors and Assigns	70
33.16	Tenant not an Agent of City	70
33.17	Time of Essence	70
33.18	Venue	70
33.19	Counterparts	71
33.20	Use of Electronic Signatures	71
34	NOTICES	71
35	GENERAL CIVIL RIGHTS PROVISIONS	71
36	TITLE VI CLAUSES FOR COMPLIANCE WITH NONDISCRIMINATION REQUIREMENTS	72
37	TITLE VI CLAUSES FOR TRANSFER OF REAL PROPERTY ACQUIRED OR IMPROVED UNDER THE ACTIVITY, FACILITY, OR PROGRAM	73
38	TITLE VI CLAUSES FOR CONSTRUCTION/USE/ACCESS TO REAL PROPERTY ACQUIRED UNDER THE ACTIVITY, FACILITY OR PROGRAM	74
39	TITLE VI LIST OF PERTINENT NONDISCRIMINATION ACTS AND AUTHORITIES	74
40	FEDERAL FAIR LABOR STANDARDS ACT (FEDERAL MINIMUM WAGE)	75
41	OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970	76
42	LABOR PEACE ASSURANCE AND EMPLOYEE WORK ENVIRONMENT REPORT	76
43	LIVING AND PREVAILING WAGE REQUIREMENTS	76
44	INTENTIONALLY OMITTED	76

45	ENVIRONMENTALLY PREFERABLE PROCUREMENT POLICY	76
46	MEMORANDUM OF LEASE	77
47	NO THIRD PARTY BENEFICIARY	77
48	SURRENDER/MERGER	77
49	NO PERSONAL LIBAILITY	77
50	SURVIVIAL OF INDEMNITIES	77
51	EMINENT DOMAIN	78
51.1	Definitions	78
51.2	Notice to Other Party	78
51.3	Termination of Leasehold on Total Condemnation	79
51.4	Termination of Leasehold on Substantial Condemnation	79
51.5	Rent and Term After Partial Taking	79
51.6	Restoration of Improvements After Partial Taking	79
51.7	Award	80
51.8	Relocation Costs	81
52	NON-EXCLUSIVITY	81

CERTIFICATE OF LLC AUTHORITY

LEASE AND SASO

OPERATING AGREEMENT

BETWEEN THE CITY OF

SAN JOSE AND

SJC HANGARS LLC

This Lease and SASO Operating Agreement (“Lease”) is dated for convenience this        day of                , 20    , and is by and between the City of San José, a chartered municipal corporation of the State of California (“City”), and SJC Hangars LLC, a Delaware limited liability company authorized to do business in the State of California (“Tenant”). All capitalized terms in this Lease shall have the meanings set forth in Section 1, “Definitions and Summary of Lease Terms”, unless otherwise specifically defined in this Lease.

R E C I T A L S:

A.	City is the owner and operator of San José Mineta International Airport (“Airport”) and has available for lease certain Premises at the Airport.

B.	City is empowered to grant the right and privilege to operate a Specialized Aviation Service Operator at the Airport; and

C.	Tenant desires to lease the Premises subject to the terms, conditions, covenants and provisions of this Lease.

D.

City has solicited proposals from all persons, firms, organizations, or other legal entities known by the Director to be potentially interested in submitting a proposal for this Lease. Under the authorization contained in Section 25.08.1300 of the San José Municipal Code, the Director of Aviation (“Director”) has determined that: (1) adequate space is available to accommodate Tenant’s activities under this Lease consistent with the space requirements of other Airport uses; (2) Tenant’s activities under this Lease are appropriate for operation of the Airport; and (3) the proposed lease of space conforms to the most recent Airport layout plan for the Airport.

E.	On December 12, 2023, City Council awarded this Lease to Tenant to conduct Authorized Activities in the Premises, pursuant to Resolution No. RES2023-445.

NOW THEREFORE, in consideration of the terms, conditions, covenants and provisions contained in this Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1	DEFINITIONS AND SUMMARY OF LEASE TERMS

Each reference in the body of this Lease to specific terms or phrases set forth in this Section shall have the specific meanings and/or contain the respective express information set forth below. To the extent there is a conflict between the information in this Section and any more specific provision of this Lease, such more specific provision shall control.

“Activity Fee(s)” means any fees or charges imposed by City on any and all classes of persons, firms, or organizations, for the privilege of using the Airport Operating Area (e.g. landing fees), or of entering upon the Airport to conduct business thereon, (e.g. use fees), which fees and charges are imposed on a nondiscriminatory basis for the privilege of using or entering upon the Airport. The term “Activity Fees” shall for purposes of this Lease, be the fees and charges set forth in Section 5.5 “Payment of Rent, Activity Fees and Charges”. Tenant’s payment of Activity Fees shall not affect Tenant’s obligation to pay the Ground Rental and other charges as provided in this Lease.

“Airport” means the San José Mineta International Airport, located in the County of Santa Clara, as shown on Exhibit A, together with any appurtenant properties and/or facilities associated therewith, as the same may from time to time be enlarged, diminished or otherwise modified.

“Airport Living Wage Ordinance” means Chapter 25.11 of the Municipal Code, as amended from time to time.

“Airport Minimum Standards” means the Airport Minimum Standards, dated September 2023, as amended from time to time.

“Airport Operations Area” means those airfield, airside areas inside of the permitter secure boundary of the Airport utilized for runways, taxiways, ramps, aprons, and movement of aircraft, as said areas may now exist or is as they may be modified.

“Authorized Activities” (§3 PREMISES AND AUTHORIZED USE) shall mean use of the Premises further described in Exhibit E .

“Certificate of Occupancy” means any temporary or final certificate of occupancy issued by City which allows the full occupancy and use of a building for its intended purpose.

“CEQA” means California Environmental Quality Act.

“City Council” means the San José City Council.

“Commencement Date” (§TERM §5 RENT AND REVENUE SHARE) means May 1, 2024.

“Construction Contract” means any general contract between Tenant and any general contractor to perform work at the Premises.

“Days” unless otherwise specified, means calendar days.

“Director” means the person designated Director of Aviation by City, or such other person, division, department, bureau or agency as may be designated by the City Council or the City Manager from time to time to exercise functions equivalent or similar to those now exercised by the Director of Aviation. The term also includes any person expressly designated by the Director of Aviation to exercise rights and/or obligations empowered in the “Director” under this Lease.

“Effective Date” (§2 TERM) means the date upon which this Lease is executed by the City.

“Environmental Laws” (§ 4 STANDARDS OF OPERATION) means and includes all federal, state and local laws, statutes, ordinances, regulations, resolutions, decrees and/or rules now or hereinafter in effect, as may be amended from time to time, and all implementing regulations, directives, orders, guidelines, and federal or state court decisions, interpreting, relating to, regulating or imposing liability (including, but not limited to, response, removal, remediation and damage costs) or standards of conduct or performance relating to industrial hygiene, occupational health, and/or safety conditions, environmental conditions, or exposure to, contamination by, or clean-up of, any and all Hazardous Materials, including without limitation, all federal or state superlien or environmental clean-up statutes.

“Event of Default” or “Events of Default” have the meanings ascribed to them in Section 12.1.

“Expiration Date” (§2 TERM) means 20 years from the Commencement Date subject to earlier termination as provided for under the terms of the Lease and in Section 2.2, and extension provisions in Section 2.3.

“FAA” (§26 GRANT AGREEMENT COVENANTS; §27 MODIFICATIONS FOR

GRANTING FAA FUNDS) means the Federal Aviation Administration, created by the United States Government under the Federal Aviation Act of 1958, as amended, or such other successor agency or agencies of the United States Government.

“Fiscal Year” means the period of 365 days that begins on July 1 and ends on June 30.

“Force Majeure Event” means any event or occurrence described in Section 33.5

“Fuel Flowage Fee(s)” means any fee(s) or charge(s) imposed by City, pursuant to a permit issued by City separate from this Lease, for the privilege of engaging in retailing or delivery of fuel petroleum products (both aviation and non-aviation type), lubricants, and propellants on the Premises or an authorized locations on the Airport. Any such Fuel Flowage Fee(s) will be established and revised from time to time by City, Tenant’s payment of any such Fuel Flowage Fee(s) shall not affect or be offset against any Ground Rental or other fees and charges otherwise due pursuant to this Lease. Tenant may not fuel outside of its Leased Premises.

“Hazardous Materials” (§4 STANDARDS OF OPERATION, §29 HAZARDOUS MATERIALS – PROHIBITIONS & RESTRICTIONS) means any and all (a) substances, products, by-products, waste, or other materials of any nature or kind whatsoever which is or becomes listed, regulated or addressed under any Environmental Laws, and (b) any materials, substances, products, by-products, waste, or other materials of any nature or kind whatsoever whose presence in and of itself or in combination with other materials, substances, products, by-products, or waste may give rise to liability under any Environmental Law or any statutory or common law theory based on negligence, trespass, intentional tort, nuisance, strict or absolute liability or under any reported decisions of any state or federal court; and (c) any substance, product, by-product, waste or any other material which may be hazardous or harmful to the air, water, soil, environment or affect industrial hygiene, occupational health, safety and/or general welfare conditions, including without limitation, petroleum and/or asbestos materials, products, by-products, or waste.

“Laws” means all present and future applicable judicial decisions, statutes, laws, ordinances, regulations, building codes, Airport rules and regulations adopted from time to time, regulations, orders and requirements and policies of all governmental authorities including without limitation city, state, municipal, county, federal agencies or the federal government and the Federal Aviation Administration (“FAA”), and their departments, boards, bureaus, commissions and officials and such other authority as may have jurisdiction including, without limitation, any regulation or order of a quasi- official entity or body.

“Lease” means this Lease between City and Tenant.

“Leased Premises” has the meaning ascribed to it in Section 3, “PREMISES” and Section 4 “Uses, Privileges and Obligations” and as further shown on Exhibit A.

“Leasehold Improvements” means the SASO Improvements to be constructed by Tenant on the Premises pursuant to Section 7 of this Lease and as further described in Exhibit G “Leasehold Improvements” and Exhibit L “Tenant’s Proposal” .

“Master Plan” means the San José International Airport Master Plan Update, dated April 2020 and any Master Plan updates adopted subsequent to April 2020.

“Municipal Code” means the San José Municipal Code, as amended from time to time.

“NEPA” means National Environmental Protection Act.

“Noise and Safety Program” means the program for cost recovery per Aircraft as established by City according to Airport’s Rate Resolution No. 79269, as may be revised from time to time.

“Non-disturbance Agreement” means that certain Non-disturbance, Consent, Estoppel and Subordination Agreement among City, Lessee and Sublessee of even date herewith with respect to the Sublease and the Sublessee Improvements

“Person” means an individual, a corporation, a partnership, a joint venture or any other form of business association.

“Plans and Specifications” Plans and Specifications means the approved concept and construction drawings of the initial Leasehold Improvements described in Section 7.2 “Design of Leasehold Improvements".

“Premises” has the meaning ascribed to it in Section 3, “PREMISES”

“Ramp Area” shall have the meaning ascribed to it in Section 3, “PREMISES” and Section 4, “Uses, Privileges and Obligations”.

“Rents, fees, and charges” (§5 –RENT, FEES AND CHARGES) means the following amounts to be charged to and paid by Tenant in accordance with Section 5 of this Lease:

(a) Rent: 283,188 square feet of total office, storage, hangar, ramp, landscape and parking space.	$2,865,000 annually
(b) Revenue Share:	50% of revenue Tenant’s hangar rates above $53.00 per square foot (“Revenue Share Threshold” effective upon Certificate of Occupancy for the Additional Hangar Space.

The amounts of all such rent, fees and charges are subject to adjustment as provided in Section 5.

“Security Deposit” means the initial amount of $716,250 which may be adjusted from time to time pursuant to Section 5.3.

“Specialized Aviation Service Operator” (SASO) is defined in the Airport’s Minimum Standards and as revised on September 2023.

“Tax” means and includes any assessment, license, charge, fee, imposition, or levy imposed by any governmental body.

“Tenant” means SJC Hangars LLC, a Delaware limited liability company authorized to do business in the State of California.

“Tenant Address” (§37 NOTICES) means the following information for notices to Tenant:

Name:	Alison Squiccimarro
Title:	In House Counsel
Mail Address:	c/o Sky Harbour 136 Tower Rd., Suite 205 White Plains, NY 10604
Street Address: (If different)	Same as above
Telephone:	914-261-8382
E-mail Address: (email Notices can be used in lieu of Notice Required under Section 37 of this Lease)	Asquiccimarro@skyharbour.group
With Copy To:	Eric Stolpman c/o Sky Harbour 3851 NW 145th St. Opa-locka, FL 33054 estolpman@skyharbour.group

City Address for Payments (§5 RENT, FEES AND CHARGES):

Payment Processing –

Airport Finance Department

City of San José

200 East Santa Clara Street, 14th Floor

San José, CA 95113-1905

City Address for Notices (§37- NOTICES):

San José Mineta International Airport

Director of Aviation

1701 Airport Blvd., Suite B-1130

San José, CA 95110

“Tenant’s Proposal” means the Proposal submitted by Tenant in response to the City’s “REQUEST FOR PROPOSALS FOR GENERAL AVIATION AERONAUTICAL SERVICES REBID AT THE NORMAN Y. MINETA SAN JOSE INTERNATIONAL AIRPORT SJC232433”, and attached as EXHIBIT L to this Lease.

“Term” (§2 TERM) has the meaning ascribed to it in Section 2 below.

“TSA” means the Transportation Security Administration, part of the Department of Homeland Security, created by the United States Government under the Aviation and Transportation Security Act (“ATSTA”) of 2001, as amended, or such other successor agency or agencies of the United States Government.

2	TERM

2.1	Term

The term of this Lease shall commence on the Commencement Date and shall continue through the Expiration Date, unless sooner expired pursuant to Section 2.2, or unless extended pursuant to Section 2.3, or otherwise sooner terminated in accordance with the terms of this Lease.

2.2	Commencement of Transitional/Ramp Up Operations and Possession of Premises

From the Effective Date Tenant shall take possession of the Premises. From the Effective Date Tenant and subtenants shall be permitted to begin transitional/ramp up operations.

2.3	Parties seeking an Amendment to the Agreement

Parties enter this lease in good faith understanding that Airport shall endeavor to seek approval from San Jose City Council for an amendment to the lease terms within six (6) months of the Commencement Date. Such amendment would seek to change terms to state if, for reasons beyond Tenant’s reasonable control, Tenant does not receive the necessary NEPA, CEQA, or amendment(s) to the Airport’s Master Plan as determined by the City, to construct the Leasehold Improvements for the Additional Hangar Space within four (4) years of the Commencement Date, Tenant shall have the option to reduce the Expiration Date to ten (10) years from the Commencement Date. Tenant shall provide written notice to the Director of Tenant’s election to exercise its option to reduce the Expiration Date, no later than ninety (90) days prior to the fourth (4th) anniversary of the Commencement Date. Tenant’s exercise of its option to reduce the Expiration Date pursuant to this Section does not preclude Tenant’s eligibility for the five-year Term extension described in Section 2.3. Additionally the amendment would seek to allow for a rent reduction if for reasons beyond Tenant’s reasonable control, Tenant does not receive NEPA, CEQA and completion of Amendment to Airport Master Plan, as required for the Leasehold Improvements, within twenty four (24) months from the Commencement Date, the Rent shall be reduced by thirty-three percent (33%) until the earlier of either (i) receipt of NEPA, CEQA and completion of Amendment to Airport Master Plan as required for the Leasehold Improvements; or (ii) another twenty four (24) months after the first 24 months after the Commencement Date. Beginning the first day of the month following receipt of necessary approvals or after the second 24-month period has lapsed (four years after the Commencement Date), and Tenant chooses not to reduce the Lease term to 10 years, the 33% reduced Rent will no longer be in effect and Tenant will resume paying Rent pursuant to Section 5.1.1.a. If Tenant chooses to exercise its reduced term option, effective on the 4-year Percentage Increase Adjustment Date (as defined below) , the Adjusted Rent will be reduced to $2,200,000 plus the cumulative total of CPI percentage increases for years 1 through 4, and Tenant would be released from its obligation to expend Capital Expenditure.

2.4	Mutual Extension of Term

Upon mutual agreement by parties, the Lease may be extended for five (5) years. This is the option to extend is only offered one-time and must be completely executed no-later than 18-months prior to the then current Expiration Date. The offer to extend will only be offered by the Airport provided the Tenant is in good standing with the Airport as determined solely by the Airport.

2.5	Holdover

It is not the intent of this Lease to create any tenancy by Tenant beyond the expiration or termination date hereinabove set forth. Any holding over after the expiration or earlier termination of the term of this Lease shall be conditioned upon terms and conditions approved by the Director. Tenant shall comply with all terms and conditions of this lease during any holdover period.

3	PREMISES

City leases to Tenant, and Tenant leases from City, those “Existing Hangar” and Leasehold Improvements described on Exhibit A, attached hereto and incorporated herein by this reference (collectively, the “Leased Premises” or “Premises”) to be used solely by Tenant for the Authorized Activities as described in Section 4. The Leased Premises includes any all improvements made by the Tenant during the term of the Lease. Neither Tenant, nor any of its employees or agents, shall conduct, transact or otherwise carry on any business or service on the Premises that is not specifically authorized by this Lease.

3.1

Asphalt ramp space or concrete ramp space, for use in parking, maneuvering and maintaining Tenant’s vehicles and temporary storage of equipment and other items subject to the approval of the Director is referred to as (“the Ramp Area”). The Ramp Area, if any, and the Leased Premises shall collectively be referred to as the Premises. The Premises includes gated asphalt, which is for auto parking only, unless express written authorization from the Director has been granted for other uses. All maintenance activity and related equipment parking is limited to the Leasehold Premises, as designated in Exhibit A. The Lessee intends to convert some of the ramp space to build out the Leasehold Improvements and at which time the amount of ramp space shall be modified.

Tenant shall not conduct the activities authorized by this Section at any location on the Airport other than the location referred to herein in Exhibit A, unless authorized under another written agreement between City and Tenant.

3.2

“As-Is” Condition. Tenant has carefully examined the Premises and is satisfied with the current condition, subject to any improvements to be constructed by Tenant pursuant to this Lease. The Premises shall be leased to Tenant in an “as is” physical condition. Tenant acknowledges that no representation or warranty has been made by City concerning the Premises’ nature, quality or suitability for the Authorized Uses, or for any other purpose. Tenant accepts the Premises “as is”, and as being in good, safe and sanitary condition satisfactory for Tenant’s use. Subject to the provisions of Sections 3.3 and 8 herein,Tenant assumes all risk and costs related to the development of its Leasehold Improvements and its Authorized Uses and Tenant represents that it has made sufficient investigation with regard to the construction of its improvements and any other matters relating to the Authorized Uses, Leasehold Improvements, and the Premises to satisfy itself of all matters related thereto. No rights, easements or licenses, implied or otherwise, are or shall be acquired by Tenant hereunder except as expressly set forth in this Lease. Without limiting the foregoing, Tenant acknowledges that City has made no representation or warranty regarding the existence of any Hazardous Materials in, on, upon, under or about the Premises or the Airport.

3.3

Environmental Site Assessment Report. Tenant acknowledges that it has reviewed and accepted the Phase I Environmental Site Assessment Report, dated September 2021, on the Premises, as prepared by Aptim Environmental & Infrastructure, LLC and attached hereto as Exhibit K and made part of this Lease. City agrees that the Premises shall be delivered to the Tenant in the same environmental condition as reflected in the Phase I Environmental Site Assessment Report as attached in Exhibit K.

3.4

Release. Subject to the provisions of Section 3.3 and 8,Tenant hereby waives, releases, remises, acquits and forever discharges City, its elected officials, employees, and agents, successors and assigns, of and from any and all suits, causes of action, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown, which Tenant shall or may have or acquire or possess in any way directly or indirectly connected with, based upon, or arising out of: (i) City’s use, maintenance, ownership and operation of the Premises prior to the Effective Date; or (ii) the condition, status, quality, nature, contamination or environmental state of the Premises. It is the intention of this Lease that any and all responsibilities and obligations of City, and any and all rights or claims of Tenant against City, its successors and assigns and affiliated entities, arising by virtue of the physical or environmental condition of the Premises are by this release provision declared null and void and of no present or future effect as to such parties. Tenant agrees as to the matters released to waive the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“1542. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4	Uses, Privileges and Obligations

Neither Tenant, nor any of its employees, subtenants, or agents, shall conduct, transact or otherwise carry on any business or service on the Premises that is not specifically authorized by this Lease. Tenant, as a designated SASO, shall enjoy the uses and privileges, and shall incur the obligations in connection with its use of the Premises, as described herein and in accordance with the Airport’s Minimum Standards. City shall and does have the right, at the date of this Lease and at any time during the Lease term, to deal and contract with any other person(s) or entity(ies) for the leasing of other premises for SASO or similar or like uses, or any other approved activity at the Airport. Tenant shall have the right to obtain, and purchase materials, supplies, equipment and services in connection with its operations on the Airport from any person or company of Tenant’s choice, whether on or off the Airport; provided, that City shall retain the sole and exclusive right to license and regulate all persons and companies doing business on the Airport and provided, further, that City shall retain the sole and exclusive right to impose nondiscriminatory fees and charges on persons and companies supplying products or providing and performing services on the Airport for the privilege of conducting such business; and provided, further, that City shall retain the sole and exclusive right to require Tenant, after written notice thereof, to terminate its use of any supplier or provider if that supplier or provider fails to conform to any applicable Law or with Airport Rules and Regulations.

The Premises shall not be used, and Tenant shall not permit the Premises to be used, for any purpose(s) other than the Permitted Activities as set forth in the Airport Minimum Standards and Exhibit E “Authorized Activities” without the prior written consent of Director, which consent may be withheld in the reasonable discretion of the Director.

Tenant shall not conduct the activities authorized by this Section at any location on the Airport other than within its Premises as referred to herein in Exhibit A.

4.1	Exercise of Rights and Obligations

Tenant shall at all times comply with the Airport’s Minimum Standards https://www.flysanjose.com/sites/default/files/Minimum_Standards.pdf, as applicable, and as amended from time to time. Conditions and restrictions that affect Tenant’s operations include, but are not limited to, the following:

4.1.1	Permitted Activities

While engaging in any of the Permitted Activities at the Premises, Tenant shall comply with the standards set forth in the Airport Minimum Standards. Tenant is authorized to provide aircraft hangar storage, Tenant-based aircraft fueling, and two more additional aeronautical services. Tenant shall provide written notification to the City of any changes to the Permitted Activities. All of Tenant’s Permitted Activity changes must be in accordance with the activities permitted in the Airport’s Minimum Standards and approved by the Director.

4.1.2	Hours of Activity

Tenant must be open for business during normal business hours, five (5) days per week. The Director may allow variations to the business hours as well as require the Tenant to provide additional hours of service, up to and including twenty-four (24) hour operations, as demand or circumstances at the Airport may warrant. The Tenant shall have management personnel available on an on-call basis at all times outside of the Tenant’s regular scheduled business hours in order to respond to requests from the Airport and government agencies, including emergency response, with Tenant’s response time not to exceed sixty (60) minutes.

4.1.3	No Scheduled Air Carrier Activity

Tenant shall not engage in scheduled air carrier activity (as defined in FAA regulations) for carriage of passengers, baggage, cargo, freight, mail, or express.

4.1.4	No Interference with Other Airport Services

Tenant shall not do or permit to be done anything on or about the Premises or the Airport which may interfere with the effectiveness or accessibility of the drainage and sewerage system, fire protection system, sprinkler system, alarm system, public announcement system, access control system, HVAC system, fire hydrants and hoses, if any, installed or located on, within or about the Premises or the Airport.

4.1.5	Inspections

Tenant shall ensure that its employees and agents make regular inspections of the Premises for the purpose of maintaining the degree of cleanliness, condition of repair and operational ability of the Premises required under this Lease.

4.1.6	No Interference with Use and Operation of Airport

Tenant shall conduct its operations at the Airport and on the Premises in such manner as will reasonably control the emanation from the Premises of dust, noise, vibration, movement of air fumes and odors so as not to unreasonably interfere with the use and operations of others at the Airport.

4.1.7	No Conflict with Insurance

Tenant shall not knowingly do anything, or permit anything to be done, in or about the Premises that might: (i) invalidate or be in conflict with, or cause cancellation of, the provisions of any insurance policies covering the Premises, the Airport or any property located thereon; (ii) result in a refusal by casualty insurance companies to insure the Premises, the Airport or any other property located thereon in amounts and on terms and conditions required by City; (iii) subject City to any liability or responsibility for injury or damages to any Person or property by reason of any activity, use, business operation or other practice conducted on the Premises; or (iv) cause any increase in any insurance rates applicable to the Airport taken as whole or any other property located thereon.

4.1.8	Hazardous Materials

Tenant shall comply with all requirements of EXHIBIT C in connection with the existence, storage, use, release, and/or disposal of Hazardous Materials on the Premises. The provisions of EXHIBIT C shall be in addition to all other obligations or requirements under any Environmental Laws relating to the Premises. In the event of any conflict between the provisions of EXHIBIT C and the provisions of any applicable Environmental Law, the stricter provision shall prevail.

4.1.9	No Waste or Nuisance

Tenant shall not do, or cause or permit anything to be done, in or about the Premises, or bring or keep anything thereon which will unreasonably increase the risk of fire or explosion on Airport property; or create a nuisance; or in any way obstruct or unreasonably interfere with the rights of others on Airport property, injure or unreasonably annoy them; or allow any sale by auction on the Premises; or commit or suffer to be committed any waste upon the Premises; or use or allow the Premises to be used for any unlawful purposes or to be operated in such a way as to interfere with Airport operations or safety; or do or permit to be done anything in any way tending materially to injure the reputation or appearance of the Premises.

4.1.10	Noise Controls

On February 7, 1974, City adopted Resolution No. 57211 implementing Airport’s Noise Control Program. On October 21, 2003, City adopted Resolution No. 71797 and the Airport, with the FAA’s approval, revised the curfew portion of its noise control program from a weight-based curfew to a noise-based curfew, including enforcement provisions where operators can be fined $2,500 for curfew intrusions. Tenant shall, at all times adhere to and abide by the Airport Noise Control Program, as said Program may be modified, altered, or amended from time to time by City. Tenant shall adhere to said Program and all other noise control restrictions as stated in Exhibit J “Schedule of Authorized Aircraft” which may be subsequently adopted by the City Council and/or promulgated by the Director and/or any other governmental entity or agency having jurisdiction over the Airport or Tenant.

4.1.11	Prohibited Activities

Tenant shall not use or knowingly allow the use of the Premises for the purpose of unlawfully selling, serving, using, storing, transporting, keeping, manufacturing or giving away alcoholic beverages or any controlled substance specified in Division 10 of the California Health and Safety Code. Spray painting and/or welding are prohibited on the Premises, unless prior authorization is obtained from the Director and all applicable fire and safety codes are met.

4.2	Access

4.2.1	General

All means of access provided by City pursuant to this Section shall, without exception, be in common with such other Persons as City may authorize or permit, and all such users of access shall be subject to and comply with all applicable Laws.

4.2.2	City’s Right to Close or Alter Access

City shall have the right at any time to close, relocate, reconstruct, change, alter, or modify any such means of access provided for Tenant's use pursuant to this Lease, or otherwise, either temporarily or permanently, provided that reasonable advance written notice shall be provided to Tenant and a reasonably convenient and adequate means of ingress and egress (for pedestrians, vehicles and aircraft) shall exist at all times or be provided in lieu thereof at City's expense. City shall suffer no liability by reason thereof and such action shall in no way alter or affect any of Tenant's obligations under this Lease.

4.2.3	Access: No Interference with Access Rights

Tenant shall possess the right of ingress to and egress from the Premises over Airport roads, taxiways and/or other routes as may be necessary in its operations and/or in fulfillment of the terms of this Lease, subject to Airport Rules and Regulations, including without limitation those pertaining to badge, permitting, and other security requirements. Tenant agrees that in its exercise of such right of ingress and egress to and from the Premises that it (a) shall not impede or interfere with the operation of the Airport by City, its Tenants, or other authorized occupants; and (b) may be suspended or revoked by the Director in the event of an emergency or a threat to the Airport. The Director shall have the right to modify such access at the Director’s sole discretion so long as it does not preclude Tenant’s access to the Premises. Tenant shall be responsible for any damage caused to the Airport’s roads, taxiway and/or other routes as a result of the Tenant’s use of such areas.

4.2.4	No Personal Property Outside of Premises

Tenant shall have no right to place any personal property or equipment on, or conduct any operations in, any areas outside the Premises. Truck routes shall be as designated from time to time by the Director. Said rights of ingress, egress, and roadway use shall likewise apply to Tenant’s suppliers, including without limitation the right of transport of equipment, material, cargo, machinery, and other property; provided that such right of ingress and egress shall not alter or affect whatever contractual arrangements may now or hereafter exist between City and the suppliers or furnishers of service to Tenant.

4.2.5	Signs

Tenant shall not install erect, affix, paint or place any sign, lettering or other advertising device or media in or upon any portion of the Airport or the Premises without the prior written consent of Director which shall not be unreasonably delayed, conditioned or withheld. Any and all signs, lettering or other advertising device or media, or any replacement thereof, which may be approved by Director shall be subject to, and comply with, present and future Airport signing standards and applicable City ordinances. Any and all such advertising device or media shall be removed by Tenant at its sole cost and expense upon termination or expiration of this Lease, without injury or damage to or defacement of any part of the Premises or of the Airport. Tenant will promptly restore to their original condition those portions of the Premises or Airport from which such advertising device or media have been so removed.

4.3	Disposal, Use and Storage of Hazardous Materials.

Disposal of Hazardous Materials on the Airport is strictly prohibited. Storage and use of Hazardous Materials on the Airport is prohibited, except:

Tenant may store and use Hazardous Materials on the Premises in a safe and prudent manner and in accordance with the requirements of all applicable Environmental Laws those kinds and quantities of Hazardous Materials that are normally used in conducting the activities permitted under this Lease. Tenant shall provide Director with a copy of any application for a permit for use or storage of Hazardous Materials on the Premises from any regulatory agency responsible for enforcement of Environmental Laws, and shall also provide a copy of any permit received from such agency; and

5	RENT, FEES AND CHARGES

In addition to any other fees, general charges or other amounts set forth elsewhere in this Lease, Tenant shall pay when due the following fees and amounts for the privilege of occupying the Premises:

5.1	Rent and Revenue Share

5.1.1	Rent

a.

Commencing on the Commencement Date, Tenant shall pay Rent as set forth in Section 1. Rent shall be due and payable in advance in twelve equal monthly payments on the first (1st) day of every month in accordance with the provisions of Section 5.5 herein and is subject to adjustment as required by Section 5.2.

b.

For the period between April 1, 2024 and the Commencement Date, Tenant shall pay rent of $119,375. Rent shall be due and payable in advance on the first (1st) day of the month in accordance with the provisions of Section 5.5 herein.

c.

Effective the first day of the month following receipt of Certificate of Occupancy for the Leasehold Improvements as stated in Exhibit G, Tenant’s Rent shall be the greater of $3,122,661 or the current year’s Adjusted Rent. The Rent shall at no time fall below the previous year’s Rent. Rent shall be due and payable in advance in twelve equal monthly payments on the first (1st) day of every month in accordance with the provisions of Section 5.5 herein and is subject to adjustment annually as required by Section 5.2.

5.1.2	Revenue Share

Commencing upon the receipt Certificate of Occupancy for the Leasehold Improvements set forth in Exhibit G, Tenant shall pay the City a fifty percent (50%) revenue share for hangar rental rates within the Leasehold Premises that exceed fifty-three dollars ($53.00) per square foot (“Revenue Share Threshold”). For purposes of illustration, Tenant enters into a sublease for the hangar or a portion of the hangar at the rent of $76 per square foot, then the revenue share would be calculated as $11.50 per square foot (($76-53=23)/2=$11.50). Revenue Share shall be reported monthly in accordance with Section 5.5 and payable in accordance with the provisions of Section 5.5. The Revenue Share Threshold shall increase in accordance with the Rent as set forth in Section 5.2.

5.2	Percentage Increase Adjustment

5.2.1	Annual Adjustment to Rent and Revenue Share Threshold

The Rent and Revenue Share Threshold shall be subject to adjustment (“Adjusted Rent”) on each anniversary of the Commencement Date ("Percentage Increase Adjustment Date and “Adjusted Revenue Share Threshold”) and thereafter by an amount equivalent to the percentage change in the Consumer Price Index (“CPI”). The Adjusted Interim Base Rent will be calculated according to the following:

The Base Figure for computing the Adjusted Rent shall be the CPI for All Urban Consumers, All Items, for the San Francisco-Oakland– Hayward (1982-84 = 100), as published by the Bureau of Labor Statistics of the U. S. Department of Labor for the month one year prior to the Percentage Increase Adjustment Date. In the event that the CPI is not published for the applicable month, the Base Figure shall be the next succeeding CPI published.

The Index Figure for computing the Adjusted Rent shall be the CPI for All Urban Consumers, All Items, for the San Francisco-Oakland- Hayward (1982-84 = 100), as published by the Bureau of Labor Statistics of the U.S. Department of Labor as of the Percentage Increase Adjustment Date. In the event that the CPI is not published for the applicable month, the Index Figure shall be the next succeeding CPI published.

For each Percentage Increase Adjustment Date, if the Index Figure has increased over the Base Figure, the Adjusted Interim Base Rent payable shall be determined by calculating the percentage increase of the Index Figure over the Base Figure. For example, assuming the Base Figure is 110 and the Index Figure is 121, the percentage increase is 121/110 = 1.10 = 110%. That percentage shall be applied to the Rent last in effect to calculate the Adjusted Rent for the annual period beginning on the Percentage Increase Adjustment Date.

Regardless of any year-to-year or cumulative decrease in the CPI during the Term of this Lease, in no event shall any subsequent Adjusted Rent or Adjusted Revenue Share Threshold effective for any Percentage Increase Adjustment Date be less than the Rent or Revenue Share Threshold as of the immediately preceding Rent Date (or Percentage Increase Adjustment Date, as applicable);

In the event that (i) a year-to-year or cumulative decrease occurs in the CPI during the Term of this Lease; and (ii) the application of the formula above would result in an Adjusted Rent or Adjusted Revenue Share Threshold that is less than the Rent as or Revenue Share Threshold of the immediately preceding Rent Date (or Percentage Increase Adjustment Date, as applicable); then (iii) the then- current Interim Base Rent or Revenue Share Threshold shall remain in effect until the next Percentage Increase Adjustment Date.

Alternative Index: The index for the Percentage Increase Adjustment Date shall be the one reported in the U.S. Department of Labor’s most comprehensive official index then in use and most nearly answering the foregoing description of the index to be used. If it is calculated from a base different from the base period (1982-84=100) used for the base figure above, the base figure used for calculating the adjustment percentage shall first be converted under a formula supplied by the Bureau. If the above-described Department of Labor index is no longer published, another index generally recognized as authoritative shall be substituted by the Director at the Director’s sole discretion.

5.3	Security Deposit

Tenant shall deposit and maintain with City upon execution of this Lease a security deposit in an amount, equal to three (3) months’ Rent and any years Adjusted Rent or any other amount as determined by the Director. The initial deposit shall be in the amount as specified in Section 1, against which the City may deduct any delinquent or unpaid fees, costs or charges (including but not limited to rent and badging fees and any late payment fees and the charges stated in this Lease) resulting from Tenant’s operations at the Airport, to ensure prompt payment of required rent, fees and charges. The Security Deposit shall be in the form of an irrevocable letter of credit or any other surety form as approved by the Director. The letter of credit shall be an irrevocable letter of credit, substantially in the form attached to this Lease as Exhibit F. The Director may adjust such deposit amount requirement from time to time upon a determination that the revised deposit satisfies the lease requirements and provides adequate protection to the City and the Airport.

All banking charges with respect to the letter of credit shall be at the sole expense of Tenant. No later than thirty (30) days after each Percentage Increase Adjustment date, Tenant shall increase the Security Deposit to equal six months of the then-applicable Adjusted Rent.

If the Director adjusts the amount of the Security Deposit or deducts any delinquent or unpaid rent, fees, costs or charges (including late payments) from the Security Deposit, Tenant shall promptly replenish the deposit to the full amount required by the Director, within thirty (30) days of a written demand by Director. Tenant’s failure to so replenish the Security Deposit shall constitute an Event of Default, which entitles the City to terminate this Lease as provided in Section 12 of this Lease. The City shall not be required to keep the Security Deposit separate from its funds, and Tenant shall not be entitled to interest on the Security Deposit. Any amounts remaining from the Security Deposit (after deductions for delinquent or unpaid rent, fees, costs, or charges as specified above) at the expiration or earlier termination of this Lease (as it may be extended or renewed) shall be returned to Tenant, without interest, after a determination by the Director that all amounts owed to City under this Lease have either been paid in full or have been deducted from the Security Deposit.

5.4	Activity Fees

If, at any time during the Term, Tenant should use the Premises, or any portion thereof, or (with permission of the Director) any other land or facilities of the Airport for any purpose, use or activity for which Persons using any land or facilities thereof are or shall then be required by City to pay Activity Fees, then in that event Tenant shall pay to City, in addition to the Rent and Revenue Share, charges or other fees for the privilege of using the Lease Premises or other Airport land or facilities for such purpose, such Activity Fees as may at such time be charged by City for the use of any Airport land or facilities for such other purpose, use or activity. The term Activity Fee(s) shall, for purposes of this Lease, be deemed to include landing fees for any charter operations conducted by Tenant, (if applicable) but shall not otherwise be deemed to include fees or charges imposed upon Tenant’s activities which Tenant is authorized to conduct on the Leased Premises pursuant to this Lease; except that Tenant may be required to pay Fuel Flowage Fees to City. City agrees that any and all such Activity Fees shall be applied on a non-discriminatory basis to all such users of the Airport.

5.4.1	Fuel Flowage Fees

In addition to any other Activity Fees which Tenant is required to pay to City pursuant to Section 5.5 above, City may assess Fuel Flowage Fees for any retailing or delivery of fuel petroleum products by Tenant pursuant to the Minimum Standards and Tenant’s fueling permit, and as provided for in the Airport General Fee Resolution #76438 (adopted September 18, 2012), and as may be amended.

5.4.2	Noise and Safety Program Fees

City has established a Noise and Safety Program for all general aviation Tenants and licensees at the Airport. The costs of the Program are allocable to aircraft users of the Airport which are based on Airport land which City leases to general aviation Tenants (e.g. fixed based operators and corporate flight departments) and shall be allocated on a per aircraft basis for all aircraft based on the Tenant’s premises. Tenant shall pay to City, for each aircraft based on the Premises, the following fee for the Noise and Safety Program: Twenty-Two dollars and seventy cents ($22.70) per year or $1.90 per month or such other rate as approved by the City Council which may be adjusted from time to time. Tenant will provide a monthly report in form and content acceptable to the Director, no later than the fifth (5th) day of each month listing aircraft (i) owned by Tenant and based at the Premises, and (ii) those not owned by Tenant, which are based at the Premises. A delinquent report fee of twenty-five dollars ($25.00) per day or such other amount as may established by City Council resolution will be assessed if the report is not received by City after the fifth (5th) calendar day of the month.

5.4.3	Monthly Activity and Revenue Share Report

On or before the fifteenth (15th) day of each month following commencement of normal business operations at the Premises, Tenant shall provide to the Director a monthly activity report for all Activity Fees, in such form and detail as the Director may require. For Fuel Flowage Fees, the Monthly Activity Report shall set forth at a minimum, the total amount of gallons of fuel purchased at wholesale and date of purchase, and the retail price of fuel at time of retail sale or delivery, for the past monthly period.

On or before the fifteenth (15th) day of each month following the Certificate of Occupancy of the Leasehold Improvements for the buildout of the additional hangar, Tenant shall provide to the Director a monthly separate written report (“Revenue Share Report”) that includes the amount of square feet of hangar space leased for the month prior and amount charged per square foot. City shall have the right to rely on said Revenue Share Report in determining Revenue Share charges due hereunder. Tenant shall have full responsibility for the accuracy of said reports.

If the monthly activity and Revenue Share Report is not provided on or before the fifteenth (15th) day of each month as required herein, Tenant shall pay as a delinquency fee for administrative expenses incurred by City for delays and invoices, an amount (established by City Council resolution) per day that the report is late until such date as the monthly activity report is submitted to the Director. City’s assessment of the delinquency fee shall be in addition to any other remedies that City may have in law or in equity, including termination and revocation of this Lease and all rights and privileges granted to Tenant.

5.5	Payment of Rent, Activity Fees and Charges

Description	Amount	Due Date	Late Fee
Rent	See Section 1	Due on or before the first day of the month	Late payment fee assessed at 12% per annum,15 days after due date
Noise & Safety Fee	$1.90/MO per aircraft	Activity Report due by the 15th day of the month following. Fees due within 30 days of date of City Invoice.	$25.00 per day for delinquent report fee; Late payment fee assessed at 12% per annum after 30 days from date of City’s invoice
Revenue Share	See Section 5.1.2	Revenue Share Report due on the 15th day of the month following. Fees due within 30 days of date of City Invoice.	$25.00 per day for delinquent report fee; Late payment fee assessed at 12% per annum after 30 days from date of City’s invoice
Fuel Flowage Fee	$0.20 per gallon	Activity Report due by the 15th day of the month following. Fees due within 30 days of date of City Invoice.	$25.00 per day for delinquent report fee; Late payment fee assessed at 12% per annum after 30 days from date of City’s invoice
Other Activity Fees	Based Upon Activity	Activity Report due by the 15th day of the month following. Fees due within 30 days of date of City Invoice.	$25.00 per day for delinquent report fee; Late payment fee assessed at 12% per annum after 30 days from date of City’s invoice
Miscellaneous and One Time Charges		Due and payable within 30 days of Tenant’s receipt of City’s invoice	Late payment fee assessed at 12% per annum after 30 days from the date of City’s invoice

5.5.1	Rent, Fees and Charges Payable in Advance

Except as set forth herein to the contrary, Rent and any and all other fees and charges that are payable in advance shall be paid on or before the first day of each month (“Due Date”), without any requirement of notice from City, deduction, credit or offset. Such Rent, fees and charges shall be deemed delinquent if not received by City on or before fifteen (15) days from the Due Date. Tenant shall be required to pay a late payment fee (as established by City Council resolution), calculated from the first day, for each day, or portion thereof, in each month that payment is not timely received by City, until payment is received by City. City reserves the right to require that any late payments be made only in a reasonable form to be specified by the Director, and City further reserves the right to reject any late payment that is not in such form approved by the Director. Notwithstanding anything to the contrary contained herein, if any date on which a payment of Rent, fees and/or charges becomes due and payable is not a Business Day, then such payment shall not be due on such scheduled date but shall be due on the next succeeding Business Day with the same force and effect as if due on such scheduled date and (to the extent any such payment of Rent, fee and/or charge is made on such next succeeding Business Day) no interest shall accrue on the amount of such payment of Rent, fee or other charge from and after such scheduled date to such next succeeding Business Day.

5.5.2	Fees and Charges Payable in Arrears

Any fees and charges from City which are paid in arrears for the preceding month's activity, except as otherwise expressly provided, are due and payable on or before the thirtieth (30th) day from the date of City's invoice, and shall be deemed delinquent if not received by City on or before thirty (30) days from such date. Tenant shall include a monthly activity report, as set forth above, for all fees and charges due with each monthly payment. Tenant shall be required to pay a late payment fee (as established by City Council resolution) calculated from the first day, for each day, or portion thereof, in each month that payment is not timely received by City. City reserves the right to require that any late payments be made only in a reasonable form as specified by the Director and City further reserves the right to reject any late payment that is not in a form approved by the Director. City reserves the right to audit any monthly activity reports and payments based upon such reports, and acceptance of any payments hereunder shall not operate as a waiver of City’s right to collect monies determined to be due and owing.

.

5.5.3	Location and Form of Payment

All rent, fees, charges shall be paid by check made payable to the “City of San José” and delivered or mailed to the address listed in Section 1 “DEFINITIONS AND SUMMARY OF LEASE TERMS”, or to such other address as the Director may notify Tenant in accordance with Section 37 “NOTICES”. All such rent, fees, charges and other amounts payable by Tenant shall be in lawful money of the United States of America and in same day funds as of the due date.

5.5.4	Late Payment Fee Not Sole Remedy

City’s assessment of the late payment fee shall be in addition to any other remedies City may have at law or in equity, including termination and revocation of this Lease and all rights and privileges granted herein.

5.6	No Offset or Deduction

All rent, fees, charges and other amounts due by Tenant under this Lease shall be paid without deduction, credit or offset of any kind and exclusive of any amounts which City may now or hereafter owe to Tenant.

5.7	Other Financial and Statistical Reports

No later than thirty (30) days after receipt of a request from the Director, Tenant shall furnish the City with such other financial or statistical reports or records as the Director, from time to time, may reasonably require, including but not limited to the purpose of determining the accuracy of gross revenues, labor compliance and FAA requirements (as applicable). Unless Tenant has requested additional time to produce any such reports and Director has approved any such request, a Delinquent Report Fee in the amount of $25.00, as may be amended from time to time by Resolution approved by the City Council, will be assessed for each day any such additional records and reports are not timely received by the City.

5.8	Record Maintenance

Tenant shall at all times maintain and keep records reflecting the charges of the Revenue Share Report. Such records shall be retained by Tenant for a period of four (4) years and upon prior written notice to Tenant shall be made available, at no cost to City for audit and/or examination by City or its duly authorized representative during all normal business hours. Tenant shall produce such books and records within thirty (30) calendar days of City’s notice to do so.

5.9	If the Expiration Date or earlier termination date occurs on other than the last day of a month, Rent, Fees and Charges for the last month of the Term will not be prorated.

6	MAINTENANCE OF PREMISES

Tenant will maintain the Premises consistent with the Maintenance Plan in Exhibit H and the Maintenance Responsibilities in Exhibit I for the Premises provided in Exhibit A. Such maintenance responsibilities may be amended by written notification to the Tenant from the Director, subject to the Director’s approval of the amended maintenance plan.

6.1	Maintenance

6.1.1

Tenant shall be obligated at all times throughout the term of this Lease, without cost to City, to maintain the Premises in good appearance, repair, and safe condition, except for ordinary wear and tear, and in a condition otherwise satisfactory to Director. Tenant shall maintain all improvements on the Premises whether installed by Tenant or City. Tenant shall be responsible, also without cost to City, for the repainting of the interior of any space occupied hereunder, replacing of light fixtures (including bulbs, tubes, ballasts and transformers), miscellaneous hardware, window glass and floor coverings. All maintenance shall be performed diligently and shall be of a quality equal to or better than the original work in materials and workmanship, and all work shall be subject to the prior written approval of Director. When used in this Lease, the term “maintenance” shall include all repairs, alterations, maintenance and/or removals deemed necessary by Director. Notwithstanding the foregoing and consistent with Exhibit I, the City shall be responsible for the maintenance of the following with respect to the Existing Hangar: base building structure(s), roofing, gutters and downspouts, and building foundation(s).

6.1.2

City's employees and agents may, during normal business hours, enter upon the Premises to determine if satisfactory maintenance is being performed. If Tenant fails to perform the maintenance or the maintenance is not being performed in a satisfactory manner, Director will notify Tenant in writing. If the maintenance is not so performed by Tenant within fifteen (15) calendar days after receipt of written notice, City shall have the right (but not the obligation) to enter upon the Premises and perform the necessary maintenance and upon receipt of the notice of maintenance cost, Tenant agrees to promptly reimburse City for the maintenance cost incurred, plus an additional amount equal to ten (10%) percent thereof for administrative overhead. The demand for any payment by City shall be prima facie evidence that the expense incurred was necessary and reasonable and that such expense was incurred by City on behalf of Tenant.

6.1.3

Any Leasehold Improvements including but not limited to new structures constructed by the Tenant, and improvements and modifications to the base building shall be Tenant’s sole responsibility to manage and maintain. The Airport shall not be responsible for roof, structure, or any part of the Maintenance of the Leasehold Improvements.

6.2	Trash and Refuse

Tenant, at its sole cost and expense, shall keep and maintain the areas occupied by Tenant clean and free of rubbish, dirt, garbage, and other waste matter at all times and shall provide and pay for regular janitorial and other service reasonably necessary for the proper maintenance of the Premises in a clean and sanitary manner. Tenant, at its sole cost and expense, shall cause all dirt, rubbish, trash, garbage and other waste matter to be removed daily from the Premises and deposited in suitable containers for regular removal from the Airport.

6.3	Waste or Nuisance

Tenant shall not commit, cause, maintain, permit, suffer, or allow to be committed, caused, maintained or permitted, any legal waste upon the Premises or the Airport, or any public or private nuisance, or injury, or any improper or unlawful use on the Premises or surrounding areas of the Airport, or any other act or thing, or omission to act, which may in any way disturb the quiet enjoyment of or obstruct or interfere with the rights of any other tenant, concessionaire, licensee, invitee or occupant of the Airport, or any portion thereof. Tenant shall maintain in safe, good and clean condition all areas of the Airport where Tenant conducts its operations.

6.4	Landscaping

The Tenant shall maintain all landscaping of the Premises.

7	Leasehold Improvements

7.1	General Conditions for Construction/Minimum Capital Investment

7.1.1	Construction of Leasehold Improvements

Construction of the Leasehold Improvements shall be subject to the provisions of this section and shall be at Tenant’s (or subtenant’s, as applicable) sole cost and expense, without any reimbursement from City whatsoever under any circumstance. Tenant will occupy the Premises in its ‘as is’ condition, and no Leasehold Improvements installed and paid for by Tenant (or subtenant, as applicable) will be subject to subsequent buyout by City under any circumstances. No part of the Leasehold Improvements shall be constructed, installed, expanded, modified or removed nor shall material modifications be made to the Leasehold Improvements without the prior written consent of the Director, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding sentence or anything else in this Lease to the contrary, any construction, installation, expansion, modification or removal of interior tenant improvements or modifications that do not alter the square footage, exterior appearance, structural elements of a building or disruption of public utilities servicing the building shall not require the approval of the Director.

7.1.2	Minimum Capital Investment

It is expressly agreed and understood that Tenant is leasing the Premises with the intention of developing and constructing the Leasehold Improvements on the Premises in accordance with Plans and Specifications as specified in this Section 7. It is expressly agreed and understood that the Leasehold Improvements to be constructed by Tenant shall, at a minimum, include those structures and improvements as described as Tenant’s initial Leasehold Improvements on EXHIBIT G attached hereto, and that Tenant shall expend no less than an amount equal to Eight Million One Hundred Sixteen Thousand Three Hundred Ninety Two Dollars ($8,116,392) (the “Minimum Capital Investment”) to develop such Leasehold Improvements at Tenant’s and/or its subtenant(s) sole cost and expense. As used herein, “Minimum Capital Investment” shall mean and include the following Leasehold Improvements costs and expenditures made by Tenant and/or its subtenant(s): (a) predevelopment costs (survey, title insurance, real estate broker fees, environmental assessment and remediation), planning and design fees, legal and accounting costs, permits, and soft construction costs, which combined shall not exceed 15% of the Minimum Capital Investment; and (b) hard construction costs (including demolition, excavation, grading and construction on the Premises and general contractor overhead and profit), which combined shall not be less than 85% of the Minimum Capital Investment. The Minimum Capital Improvement expenditure shall be expended on the approved Improvements constructed by Tenant. If the stated minimum is not expended, Tenant shall pay to City an amount equal to 150% of the difference, if any, between the Minimum Capital Improvement Expenditure and its actual investment upon the first day of the sixteen (16th) year of the Lease. Tenant shall only be responsible for Minimum Capital Improvements and the Minimum Capital Improvement Expenditure if Tenant receives all necessary approvals from all authorities having jurisdiction to construct the Leasehold Improvements and actually constructs the Leasehold Improvements.

7.1.3	Documentation of Minimum Capital Investment

Within ninety (90) days after the issuance of a Certificate of Occupancy for the Leasehold Improvements, Tenant shall provide to the Director documentation, in such form and detail as the Director may reasonably require, sufficient to establish that Tenant and/or its subtenant(s) has expended the Minimum Capital Investment on the Leasehold Improvements. The Director may, in his discretion, extend the time for submitting said documentation by written notice to Tenant, and may require submittal of additional documentation. In the event that the Director determines that Tenant and/or its subtenant(s) have failed to either: (a) expend the total Minimum Capital Investment for the Leasehold Improvements; or (b) meet the required 85/15 percent allocation between hard construction costs and predevelopment costs for the Leasehold Improvements, the Director shall notify Tenant of any such deficiency promptly following Director’s receipt of the documentation supporting such costs from Tenant. If the Director notifies Tenant that there was a deficiency in the costs expended in the construction of the Leasehold Improvements, Tenant shall have through the 16th year from the Commencement Date to expend (and/or cause its subtenant(s) to expend) the amount of any such deficiency on additional improvements, additions, or betterments to the Leasehold Improvements, subject to all of the provisions of this Section 7. Tenant shall, within thirty (30) days after the expiration of said sixteenth (16) year from the Commencement Date, provide further documentation to the Director sufficient to establish that Tenant and/or its subtenant(s) have expended the amount of any such deficiency on additional improvements, additions, or betterments to the Leasehold Improvements. If the Director determines, after such further documentation has been provided, that Tenant has failed to expend (and/or cause its subtenant(s) to expend) the Minimum Capital Investment on additional improvements, additions or betterments to the Leasehold Improvements, then the Director shall promptly provide written notice to Tenant of the amount of such continuing deficiency, and Tenant shall have thirty (30) days from the date of such notice to pay to City an amount equal to the difference between the Minimum Capital Investment and the actual sum expended. Payment of said sum as required herein shall be deemed to be additional Base Rent due and payable within said thirty (30) day period, and shall be subject to the payment provisions of Section 5 of this Lease.

7.2	Design of Leasehold Improvements

7.2.1	Construction Guidelines

Tenant shall develop the initial design for the Leasehold Improvements as referenced in Exhibit G and the construction drawings for such Leasehold Improvements (collectively, the “Plans and Specifications”), which Plans and Specifications are subject to City’s review and approval. During the course of the planning, final detailed design and construction of the initial Leasehold Improvements, Tenant shall cooperate with City's officers, employees, representative and agents and follow the Airport’s Tenant Design and Construction standards as applicable to this location. Tenant acknowledges and agrees that City's representatives, acting in their sole discretion, reserve the right to request modifications to final working drawings and final design concept.

7.2.2	Tenant Responsible for Design and Construction

Tenant shall be solely responsible for the proper design and construction of Tenant’s Leasehold Improvements and for the workmanship performed and materials used therein and shall be liable to City for any damage or loss to any portion of the Airport and Premises, which results from the negligent design or construction of the Leasehold Improvements.

7.2.3	Modifications to the Premises

Prior to the commencement of any work for the construction, installation, repair, replacement, expansion, alteration, modification or removal of the Leasehold Improvements on the Premises, but specifically excluding the construction, installation, repair, replacement, alteration, modification or removal of any interior, non-structural, tenant improvements and/or trade fixtures at the Leasehold Improvements that do not alter the square footage, the exterior appearance, or the structural elements of a building (the "Work"), Tenant shall follow the Airports project review process. Airport staff shall provide a copy of the guidelines upon request.

7.2.4	Intentionally Deleted.

7.2.5	Tenant Responsible for Compliance with Laws

Approval of the Plans and Specifications by the City and the Airport shall not constitute a representation or warranty by City that the Plans and Specifications are in conformity with applicable Laws. Tenant shall be solely responsible for compliance of the Plans and Specifications and the Leasehold Improvements as built or as subsequently modified with all applicable Laws.

7.2.6	Inspection/ “As Installed Plans” and Specifications

At the request of the Director, Tenant shall inspect the Leasehold Improvements jointly with representatives of the City and/or the Department of Aviation to verify the as-built drawings, which are incorporated in the Plans and Specifications. Upon completion of the Leasehold Improvements, Tenant shall promptly deliver to the Director copies of complete warranty specifications and one complete set of "as installed" detailed Plans and Specifications of the Work as completed in a format approved by the Director, showing all of the Leasehold Improvements in place, including all necessary mechanical and electrical systems.

7.3	Contract Requirements/Bonds

7.3.1	Construction Contract Requirements

Tenant shall incorporate into any Construction Contract, and shall require its contractor to incorporate into any subcontracts, or contracts for material or equipment: (i) the Prevailing Wage requirements set forth by the City’s Office of Equality Assurance https://www.sanjoseca.gov/your-government/departments-offices/public-works/labor-compliance/prevailing-wage D; (ii) requirements related to prevention and mitigation of Hazardous Materials releases in conformity with EXHIBIT C; and (iii) Section 7, “Legal Relations and Responsibility”, of the General Provisions, and applicable Technical Provisions of the City of San Jose Department of Public Works Standard Specifications, dated July 1992 (“City Standard Specifications”). In the event of any conflict between the provisions of this Lease and the provisions of the City Standard Specifications, the provisions of this Lease shall apply. Tenant also shall ensure the compliance of all contractors and subcontractors with the provisions described above.

7.3.2	Payment Bond

Prior to the commencement of any construction, alteration or repair hereunder which exceeds Twenty-Five Thousand Dollars ($25,000) in cost, Tenant shall furnish or cause Tenant’s general contractor or Tenant’s subtenant to furnish to City and file with the City Clerk, at no cost to City, a payment bond. In addition to the specific requirements set forth below, the bond shall be issued by a surety, be in a sum of not less than one hundred percent (100%) of the total cost of the contract or contracts for the construction, alteration, demolition or repair of the Premises and/or improvements, be satisfactory to and approved by City’s Risk Manager and Director, and be approved as to form by the City Attorney for City. Immediately upon completion of any improvement, Tenant shall record in the Official Records of the Santa Clara County Recorder a notice of completion complying with the requirement of California Civil Code Section 9204.

The payment bond shall guarantee the prompt payment to all persons named in California Civil Code Section 9100, and of amounts due under the Unemployment Insurance Code, amounts required to be deducted, withheld or paid over to the Employment Development Department from the wage of employees of the contractor and subcontractors pursuant to Section 13020 of the Unemployment Insurance Code, and reasonable attorneys' fees. The payment bond shall name Tenant as owner, obligee or principal and Tenant's contractor or contractors as principals.

7.4	Construction and Completion of Leasehold Improvements

7.4.1	Notice to Proceed

Tenant shall commence construction of any construction project only after the Director has issued a notice to proceed.

7.4.2	Progress of Work (Initial Leasehold Improvements)

Promptly after Tenant’s receipt of all required construction permits for the Leasehold Improvements, Tenant shall present adequate documentation as outlined by the department of Aviation to allow the Director to issue its notice to proceed in accordance with Section 7.4.1 and the requirements of this Lease and to ensure timely completion of the initial Leasehold Improvements in accordance with the approved Plans and Specifications. Tenant shall diligently proceed to complete the Leasehold Improvements at the earliest reasonable date, but in any event Tenant shall complete the Leasehold Improvements as shown in the Plans and Specifications not later than four (4) years from the Commencement Date. An extension of this time may be granted at the Director’s sole discretion provided Tenant provides for reasonable explanation of such delays. The Airport will grant extension requests to such delays based on any NEPA, CEQA, or Airport Master Plan approvals that may be required to complete the improvements, specifically to the expansion of the hangar. For these purposes, completion of the initial Leasehold Improvements as shown in the Plans and Specifications shall mean the issuance by City of a Certificate of Occupancy for the initial Leasehold Improvements. Tenant’s failure either to: (a) present adequate documentation to allow the Director to issue its notice to proceed in accordance with the requirements of this Lease within twelve (12) months from any and all required CEQA, NEPA and Master Plan approvals as applicable; or (b) complete the initial Leasehold Improvements as described in the Plans and Specifications not later than four(4) years from the Commencement Date shall entitle City to exercise its rights as set out in Section 7.9 of this Lease.

Tenant shall construct and complete any Leasehold Improvements in a good and workmanlike manner in accordance with all applicable Laws, and shall carry such insurance as provided for in Exhibit B of this Lease or as modified from time to time by the City’s Risk Department. Construction of the initial Leasehold Improvements shall commence prior to (i) the expiration of any required site development or conditional use permit or other licenses or permits which may be issued by City and (ii) the expiration of any other required discretionary approvals, consents or permits which may be issued by any governmental body. During the Work, Tenant shall have the right and obligation to supervise the construction in the field.

7.4.3	Failure to Comply with City Requirements or Applicable Laws

If Tenant, for any reason, fails to comply with any of City's requirements or any other applicable Law concerning Tenant’s construction of the Leasehold Improvements, City shall give Tenant written notice of such failure and shall have the right to require Tenant, at Tenant's sole expense, to alter, repair, or replace any non-compliant portion of the Leasehold Improvements within thirty (30) days of such notice, or such additional time as may be reasonably necessary provided Tenant commences the correction of such failure within thirty (30) days of receiving such notice and thereafter diligently pursues correction of such failure to completion. In the event that Tenant fails to perform any such replacements, alterations or repairs after notice and demand from City and the passage of such cure period, City may, in its sole discretion, thereafter cure such failure and cause such replacements, alterations, or repairs to be made or perform any other required action as shall bring the Leasehold Improvements into compliance with any applicable Laws. Tenant agrees to promptly reimburse City for such costs, plus ten percent (10%) thereof for administrative overhead as such percentage is approved and established from time to time by the City Council. In the event that after giving such notice to Tenant and the passage of such cure period City declines to cure such failure and cause the required replacements, alterations or repairs to be performed, City may, in its sole discretion, declare this Lease in default, terminate this Lease pursuant to the termination for default provisions in Section 12 of this Lease. Tenant’s obligation to reimburse City for such expenditures shall survive the termination of this Lease.

7.5	General Approvals

Tenant, at its own cost and expense, shall procure all permits and insurance necessary for all Work (including but not limited to any required environmental permits or clearance and approvals from any governmental agency or entity, including City departments other than the Airport). Tenant shall require in any Construction Contract for the construction of the Leasehold Improvements that its contractor comply with all applicable Laws.

All work required in the construction of Leasehold Improvements, including any site preparation work, landscaping work, utility installation work as well as actual construction work on the Premises, shall be performed only by competent contractors duly licensed under the laws of the State of California and shall be performed pursuant to written contracts with such contractors.

The Director’s approval of the Plans and Specifications shall not be deemed to include the approval of City’s Director of Planning, Building and Code Enforcement, or any other City department or governmental or public entity which Tenant may be required to obtain.

7.6	Liens

Tenant shall keep the Premises and the Airport free of any liens arising out of the Work performed, materials furnished, or obligations incurred by Tenant in the performance of any construction or installation of the Leasehold Improvements. Tenant shall notify City at least ten (10) Business Days prior to the commencement of any Work to be performed or materials to be furnished on the Premises or the Airport which could give rise to any such lien, and City shall have the right to post and keep on the Premises of the Airport any notices that may be required by law or which City may deem proper for the protection of City, the Premises or the Airport from such liens. Notwithstanding the foregoing, if a lien is filed against the Premises or the Airport, Tenant shall not be in default of this Section 7.6 if Tenant is in compliance with the provisions of Section 7.11.

7.7	Airport Obstructions

City reserves the right to take any action it considers necessary, without liability to Tenant for any damage caused thereby, to protect the aerial approaches of the Airport against obstruction or hazard, together with the right to prevent Tenant from erecting, or permitting to be erected, or to require the removal of any building or other structure on the Premises or the Airport which, in the reasonable opinion of City, would limit the usefulness of the Airport or constitute a hazard to aircraft.

7.8	City Not Responsible for Work

City shall not be responsible to Tenant or any other party for the performance of the contractor or contractors under any Construction Contract. City shall not be required to pay or provide any moneys for the Work. Failure of the contractor or contractors to complete the construction, and installation of the Leasehold Improvements in accordance with any Construction Contract shall in no way affect the obligations of Tenant under this Lease.

7.9	Tenant’s Failure to Diligently Pursue Construction

In the event of Tenant’s failure to (i) provide the Director with the documentation necessary for the Director to issue a Notice to Proceed or (ii) complete construction of the Leasehold Improvements as provided in Section 7.4.2 above (other than a Force Majeure Event) and such failure is the result of matters within the reasonable control of the Tenant, the Director shall notify the Tenant in writing of such failure and the Tenant shall have thirty (30) days to remedy such delay. If Tenant fails to remedy such failure within thirty (30) days after written notice from the Director, such failure shall be considered an Event of Default hereunder, and, in addition to any remedy under Section12.2 hereof, City shall have the right, upon seven (7) days written notice to Tenant, to take over the management, at Tenant's sole cost and expense, of Tenant's construction of the Leasehold Improvements.

If after commencing any Work on the Leasehold Improvements, Tenant (without the Director’s prior written consent) ceases such Work for thirty (30) continuous days (other than cessation of Work due to a Force Majeure Event), such cessation of Work shall be an Event of Default hereunder, and, in addition to any remedy under Section 12.2 hereof, City shall have the right, upon seven (7) days written notice to the Tenant, to take over the management, at Tenant’s sole cost and expense, of Tenant’s construction of the Leasehold Improvements.

7.10	Alterations/Refurbishments to Leasehold Improvements

After issuance of the Certificate of Occupancy for the Leasehold Improvements, Tenant may, subject to compliance with all applicable permitting and reasonable approval requirements of City and any other regulatory agency having jurisdiction over the Premises, at its own cost and expense (except as otherwise provided herein); install any fixture or tenant improvement or do or make alterations or do any remodeling, repair, construction or modification to the Leasehold Improvements, collectively “Modifications”. For the avoidance of doubt, however, Tenant shall only be required to obtain the prior written consent of the Director for any Modifications that increase the square footage, alter the exterior appearance, or structural elements of the Leasehold Improvements, disrupt public utilities servicing the Premises, or any such construction, installation, replacement, alteration or modification that would require the issuance of a building permit by the City. Any such Modifications shall be made in conformance with the construction provisions in this Section 7. Promptly following the completion of any Modifications, Tenant shall furnish the Director the complete sets of "as installed" detailed Plans and Specifications of the Work as completed in a format as directed by the Director.

7.11	Claims by Mechanics or Material Suppliers

In the event any of the persons or entities entitled to make claims pursuant to California Civil Code Sections 3181 or 3248(b) record a claim of lien (whether valid or invalid) in the official records of the County of Santa Clara County, California, then Tenant shall, at its election and at its sole cost and expense, and within fifteen (15) days of receiving written notice of such recorded lien, (i) cause the same to be removed; or (ii) pay the same in full or, (iii) commence an action to contest such lien and deliver a bond in the amount of such lien to City. The obligation of Tenant contained in the preceding sentence shall exist notwithstanding the fact that the general contractor or a subcontractor may have been paid for such work.

7.12	Existing Premises Construction and Improvement Guidelines

7.12.1	Premises Improvements

Any improvements that alter the square footage, exterior appearance, structural elements of the Premises, disrupt public utilities servicing the Premises, or any such construction, installation, replacement, alteration or modification that would require the issuance of a building permit by the City, shall require the approval of the Director. Any internal improvements that are deemed cosmetic including but not limited to paint, furniture, trade fixtures and equipment which are and remain movable and unattached to the Premises shall not require the approval of the Director. Any improvement, alteration or construction of improvements on the Premises, other than with respect to any furniture, trade fixtures and equipment which are and remain movable and unattached to the Premises, shall be performed to the satisfaction of Director. Prior to the commencement of any improvement, alteration or construction upon the Premises, Tenant at its sole cost and expense shall obtain all necessary permits and approvals from all appropriate Departments of City and/or from any other governmental entity, as required by law. Tenant shall be responsible for the payment of all engineering, inspection and review fees required by City or any other governmental entity.

7.13	Title to Improvements, Alterations and Repair

All improvements, alterations or construction of improvements made to the Premises by Tenant (other than furniture, trade fixtures and equipment which are and remain movable and unattached to the Premises) and additions, alterations and Leasehold Improvements thereto made upon the Premises shall be and remain the property of Tenant until the termination of this Lease, at which time the improvements may, at the option of Director in accordance with Section 25, become the property of City. Tenant shall execute any documents which Director feels necessary to further evidence the transfer of title to improvements from Tenant to City, including a quitclaim deed and/or bill of sale. Any failure by Tenant to execute any such transfer documents, however, shall not limit or preclude the transfer of title from Tenant to City provided in this Section.

7.14	Remediation of Asbestos-Containing Materials

7.14.1

If, in the construction of any improvements to or upon the Premises, Tenant causes disturbance to or damage of any asbestos and/or asbestos-containing materials within the existing hangar, City shall be responsible for the costs of remedying the disturbance or damage, including, without limitation, the removal of any asbestos and asbestos- containing materials. Any area that is found to have asbestos but is not disturbed by improvements must be left undisturbed and encapsulated at Tenant cost. If the Tenant disturbs such areas outside of the leasehold improvements, Tenant shall be responsible for removing any disturbed asbestos in accordance with an approved asbestos removal plan and otherwise in accordance with all applicable Environmental Laws, including giving all notices required by California Health and Safety Code §§25915-25919.7.

8	ACCEPTANCE OF PREMISES

8.1

Tenant has carefully examined the Premises and is satisfied with the current condition, subject to any improvements to be constructed by Tenant in accordance with Section 7. Tenant acknowledges that no representation or warranty has been made by City concerning the nature, quality or suitability of the Premises or the Airport for Tenant’s business, or the existence of any Hazardous Materials in, on, upon, under or about the Premises or the airport, and Tenant acknowledges that it shall have no rights against City by reason of such matters or any claimed deficiencies therein. Tenant accepts the Premises “as is”, and as being in good, safe and sanitary condition satisfactory for Tenant’s use.

8.2

Tenant acknowledges that City has made no representations or warranties with respect to the Premises, the Airport or this Lease except as expressly set forth in this Lease, and no rights, easements or licenses, implied or otherwise, are or shall be acquired by Tenant unless expressly set forth in this Lease.

8.3

Tenant hereby waives, releases, premises, acquits and forever discharges City, its elected officials, employees, and agents, successors and assigns, of and from any and all suits, causes of action, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown, which Tenant shall or may have or acquire or possess in any way directly or indirectly connected with, based upon, or arising out of: (i) City’s use, maintenance, ownership and operation of the Premises prior to the Effective Date; or (ii) the condition, status, quality, nature, contamination or environmental state of the Premises. Notwithstanding the foregoing, the Parties agree and acknowledge that Tenant shall not be responsible to the City or any third-party for any conditions existing, or events occurring, or any Hazardous Materials existing or generated at, in, on or under or in connection with the Premises prior to the Effective Date of this Lease and nothing herein is intended to release the City for any claims by third parties for conditions that existed on the Premises prior to the Effective Date. It is the intention of this Lease that any and all responsibilities and obligations of City, and any and all rights or claims of Tenant against City, its successors and assigns and affiliated entities, arising by virtue of the physical or environmental condition of the Premises are by this release provision declared null and void and of no present or future effect as to such parties. Tenant agrees as to the matters released to waive the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

8.4

The City agrees to reimburse Tenant for all reasonable costs and expenses to remediate the soil conditions (i) necessitated for the development of the hangar Leasehold Improvements as described in Section 7 and Exhibit G; and (ii) required by an authority having jurisdiction. By way of example, should soil be required to be removed from the site for the purposes of construction, and such soil is deemed contaminated, Tenant would be entitled to reimbursement from City for the incremental cost associated with hauling due to environmental remediation. Tenant assumes all other risk and costs related to the development of the Premises and Tenant represents that it has made sufficient investigation with regard to the construction of its Leasehold Improvements and any other matters relating to the Authorized Uses and the Premises to satisfy itself of all matters related thereto. No rights, easements, or licenses, implied or otherwise, are or shall be acquired by Tenant hereunder except as expressly set forth in this Lease. Without limiting the foregoing, Tenant acknowledges that City has made no representation or warranty regarding the existence of any Hazardous Materials in, on, upon, under or about the Premises or the Airport.

9	UTILITY SERVICES
9.1

Tenant has inspected and accepts the utility hookups in the Premises. Unless and except to the extent otherwise specifically provided by other provisions of this Lease, Tenant shall secure any electrical, gas, water, sewer and telephone services to the Premises utilized by the Tenant as it may require, upon prior approval of Director which shall not be unreasonably delayed, conditioned or withheld. Any additional utility connections beyond those in the Premises at the time of Tenant’s inspection are Tenant’s responsibility. Installation of such additional utility connections shall be at Tenant’s sole cost and expense and are subject to the provisions of Section 7 regarding Tenant improvements. Any utilities provided by City shall be paid by Tenant on a pro-rated basis as established by City. The location, relocation and coordination of all utilities and telephone facilities to service the Premises shall be subject to the prior written approval of the Director. Tenant shall, upon request by the Director, cap off all utility connections installed by Tenant and restore the affected areas to their original condition upon expiration or earlier termination of this Lease. Notwithstanding the foregoing, the pro-rata payment provisions of this paragraph shall not apply in the event Tenant directly pays utility providers for utility services.

9.2

Tenant agrees that it shall take reasonable steps and any such other action which it deems necessary to protect Tenant's personal property from any damage that may be caused to such property in the event of any deficiency, impairment and/or interruption of utility services. As more fully set forth in Section 14, Tenant waives any and all claims and/or causes of action against City for any such damages.

10	SECURITY MEASURES

10.1

Tenant agrees to abide by all provisions of the Airport's Security Plan (including all amendments or revisions to the Security Plan during the term of this Lease) approved by the FAA and/or the TSA, and agrees to institute and carry out all security measures as provided in said plan. Any requirements that the Tenant must abide by will be provided to Tenant as needed. Any violations of the security plan which result in fines to City by the FAA and/or TSA, and which are caused by Tenant, its officers, agents or employees or invitees, will be assessed to Tenant by City and will be deemed to be additional rental fees payable by Tenant to City following invoice thereof by City to Tenant pursuant to Section 5 of this Lease. Additionally, Tenant in recognition of the nature of the Premises and the damage that could occur as a result of vandalism on the Premises, shall institute a plan, approved by Director, to deter vandals and to limit access to the Premises to authorized persons.

10.2

Tenant shall be solely responsible for instituting and carrying out specific security measures required by the Airport's Security Plan in the areas where it is authorized to operate to prevent vandalism or damage to persons or property. City shall be responsible only for providing general security throughout the Airport; however, City shall provide no security at the Premises and shall not be liable for any vandalism or damage to persons or property that may occur in the areas of Tenant's operation.

10.3

Tenant understands and acknowledges that City reserves the right to implement or change security measures that may limit public access to the Airport. In such event, Tenant waives all rights against City for such limitation, and City shall not be liable to Tenant for any amount, including compensation, in the form of reduction of any rent or fees.

10.4	Tenant shall enter into a Security Plan if required by TSA and/or the Airport.

10.5

Tenant must determine whether to use its own external security system to access the AOA (Airport Operations Area) or integrate with the Airport’s security system on internal doors. All exterior doors with access to the airfield must be able to integrate with the Airport’s security system. All exterior security systems require Airport and TSA review and approval before activation or change to the Security Plan at any time during the term of the Lease.

11	ASSIGNMENT OR TRANSFERS

11.1	Consent

Except as provided in this Section 11, Tenant shall not assign, sublease (other than those subleases entered into in the ordinary course of its business), convey, sell, pledge, hypothecate, encumber by deed of trust, mortgage, or other instrument, or otherwise transfer this Lease, the Premises or any part thereof, or any rights of Tenant hereunder, whether voluntarily or by operation of law, without the prior written consent of City, which consent will not be unreasonably withheld, conditioned or delayed. A transfer within the meaning of this Section shall include, but is not limited to, the following: (i) the incorporation of an individual Tenant and the transfer of Tenant's rights hereunder to the corporation which is not wholly owned by Tenant; (ii) in the event that Tenant is a partnership, incorporation of Tenant and transfer of Tenant's rights hereunder to the corporation, or the withdrawal or addition of any partner to Tenant's partnership; (iii) in the event that Tenant consists of co-tenants, the incorporation of Tenant and transfer of its rights hereunder to the corporation, or the voluntary or involuntary transfer by any one or more co- tenants of his, her or its rights hereunder to his, her or its co-tenant or to a third person; (iv) in the event that Tenant is a corporation, the change in the ownership of fifty percent (50%) or more of the capital stock of Tenant; and (v) in the event that Tenant is an unincorporated association, the incorporation of Tenant and the transfer of its rights hereunder to the corporation, or the change in fifty percent (50%) or more of the membership of the association.

11.2	Factors for City to Consider

In determining whether to consent to such a transfer, City may consider, without limitation: (i) the financial condition and responsibility of the proposed transferee; (ii) the type of activity proposed to be conducted by such transferee at the Airport; (iii) the capabilities and expertise of the proposed transferee to manage and operate the proposed activity; (iv) the past service record of the proposed transferee, (v) references of the proposed transferee; and (vi) any cost to City associated with such proposed transfer.

Reasonable grounds for denying consent shall include any of the following: (i) the proposed transferee’s intended use of the Premises is not for an aviation-related purpose or will materially and adversely affect the City’s interests at the Airport; (ii) the proposed transferee’s financial condition is or may be inadequate to support its obligations under the Lease; (iii) the proposed transferee has failed to meet any legal or contractual obligations to the City or is adverse to the City in any pending litigation; (iv) the proposed use of the Premises is not consistent with the with the Authorized Activities contemplated herein; or (v) the proposed Transferee has failed to meet the minimum qualifications set forth in City’s RFP SJC232431.

In addition, City's consent to any proposed transfer under this Lease may be conditioned upon, among other things, the express written assumption by the proposed transferee of Tenant's obligations under this Lease and/or performance of required or necessary repairs or maintenance to the Premises.

11.3	Processing Fee

City may require payment by Tenant of any processing fee established by City pursuant to a resolution or ordinance for reviewing the proposed transfer and preparing any documents in connection therewith. Tenant's failure to provide City with full, complete and necessary information, or to pay the processing fee, shall be sufficient cause for City to deny consent to, or to refuse to review, the proposed transfer.

11.4	Consent Does not Constitute Waiver

The consent of City to any transfer described in this Section shall not relieve Tenant of its obligation to obtain the further consent of City for any subsequent transfer. Any attempt to transfer without the consent of City shall be void, and shall constitute an Event of Default.

11.5	Assignment to Affiliate

Tenant shall have the right to assign this Lease, or sublet the Premises or any portion thereof, without the consent of the City, to any entity which is a parent or subsidiary of Tenant (“Affiliate”). Tenant shall give the City written notice of such assignment of this Lease to an Affiliate within thirty (30) days of the assignment or sublease.

11.6	Subleasing

City acknowledges and consents to the Tenant’s subletting of the Premises or a portion of the Premises for the purpose of renting hangars for aircraft storage (including ancillary office space and maintenance space), provided that each sublease is in writing and is subordinate to the terms of this Lease. Tenant shall provide copies of all subleases. Any such sublease shall not be subject to processing fees by the City.

11.7	Mortgage of Leasehold Estate
(a)

With the prior consent of the City, and subject to the terms and conditions of this Lease, Tenant may convey, pledge or encumber, by deed of trust, mortgage or similar instrument (the “Approved Leasehold Mortgage”), its leasehold interest in and to the Premises in favor of a lender (the “Approved Leasehold Mortgagee”), and Tenant may assign this Lease as collateral security for such Approved Leasehold Mortgage. Any such Approved Leasehold Mortgage, and all rights under or relating thereto, shall be subject to each of the covenants, conditions and restrictions set forth herein, and to all rights of the City hereunder and will always be subordinate to the rights of the City under this Lease and the Premises. Notwithstanding the foregoing, the Approved Leasehold Mortgagee shall in no event become personally liable to perform the obligations of Tenant under this Lease unless and until the Approved Leasehold Mortgagee becomes the owner of the leasehold estate pursuant to foreclosure, transfer in lieu of foreclosure, or otherwise, and thereafter said Approved Leasehold Mortgagee shall remain liable for such obligations only so long as such Approved Leasehold Mortgagee remains the owner of the leasehold estate. Tenant shall be responsible for payment of all of the City’s costs and expenses, including reasonable attorneys’ fees and expenses, incurred in reviewing any proposed Approved Leasehold Mortgage hereunder.

(b)

If an Approved Leasehold Mortgagee shall give the City notice of such Approved Leasehold Mortgagee’s interest in the Premises and such notice shall contain the address to which notices to such Approved Leasehold Mortgagee are to be sent, the City will thereafter send to such Approved Leasehold Mortgagee, at the address so given, and in the manner set forth in this Lease, a copy of any notice of default which the City may thereafter deliver or send to Tenant. Within the time permitted for the curing or commencing the curing of any default under this Lease, such Approved Leasehold Mortgagee, at its option, may pay any amount due or do any other act or thing required of Tenant by the terms of this Lease, and all amounts so paid or other acts so done by such Approved Leasehold Mortgagee shall be as effective to cure such default as the same would have been if paid or done by Tenant.

(c)

An Approved Leasehold Mortgagee shall not become liable for Tenant’s obligations under this Lease unless and until such Approved Leasehold Mortgagee becomes the owner of the leasehold estate established hereby by foreclosure, assignment in lieu of foreclosure or otherwise, or if such Approved Leasehold Mortgagee gives notice to The City that such Approved Leasehold Mortgagee will assume Tenant’s obligations under this Lease. An Approved Leasehold Mortgagee shall remain liable for the obligations of Tenant under this Lease only for so long as it remains the owner of the leasehold estate established hereby.

(d)	If any default or event of default occurs under an Approved Leasehold Mortgage, the Approved Leasehold Mortgagee and Tenant shall immediately notify The City of the same in writing.

(e)

If a non-monetary default by Tenant under this Lease is susceptible of being cured by an Approved Leasehold Mortgagee only after such Approved Leasehold Mortgagee has obtained possession of the Premises, then an Approved Leasehold Mortgagee shall have an additional period not to exceed thirty (30) days to cure a non-monetary default after obtaining possession of the Premises; provided, however, that (i) such Approved Leasehold Mortgagee initiated all necessary actions to obtain possession of the Premises, including the initiation of foreclosure proceedings under its Approved Leasehold Mortgage, within thirty (30) days after the earlier of the date on which such Approved Leasehold Mortgagee became aware of such non-monetary default or the date on which such Approved Leasehold Mortgagee received notice from the City of such non-monetary default; (ii) such Approved Leasehold Mortgagee shall have pursued such actions with reasonable diligence; (iii) such Approved Leasehold Mortgagee, within any applicable cure period provided in this Lease, shall have paid all Rent and other sums then due to The City under this Lease; and (iv) such Approved Leasehold Mortgagee shall have cured any other defaults by Tenant under this Lease that are susceptible of being cured by such Approved Leasehold Mortgagee without obtaining possession of the Premises. Notwithstanding the foregoing, the rights granted to an Approved Leasehold Mortgagee in this Article shall not impair any right granted to the City in this Lease (a) to perform any obligations under this Lease that Tenant is required, but fails, to perform, and (b) to obtain reimbursement from Tenant of the City’s costs and expenses incurred in so performing and, subject to rights granted to an Approved Leasehold Mortgagee, to declare an Event of Default if Tenant fails so to reimburse within any applicable cure period.

(f)

Tenant shall be permitted to finance the design, construction and operation of the Tenant Improvements through a Private Activity Bond (“PAB”). The City shall provide customary consents and all related approvals required in connection with a PAB issuance and leasehold mortgage as part of the PAB financing program, which will be provided at Tenant’s sole cost and expense. Any lien created to secure such financing or any other debt undertaken by Tenant shall be secured by Tenant’s leasehold interest in the Lease and the Tenant Improvements and shall not be secured by the fee interest in the Premises. IT IS UNDERSTOOD AND AGREED THAT TENANT’S FINANCING OF THE TENANT IMPROVEMENTS THROUGH PAB IS SOLELY THE DEBT OF TENANT AND SHALL NOT RESULT IN ANY FINANCIAL BURDEN OR OBLIGATION OF THE CITY IN ANY MANNER, INCLUDING ANY COST OR EXPENSE ASSOCIATED WITH THE TEFRA HEARING OR ANY OTHER CONSENT OR APPROVAL REQUIRED TO BE PROVIDED BY THE CITY. Lienholders through PAB financing described herein shall be included within the definition of Approved Leasehold Mortgagee.

(g)

If this Lease is terminated for Tenant’s breach before the end of the Term, for any reason other than a default that has not been cured by Tenant or Approved Leasehold Mortgagee within the period specified, including, without limitation, as a result of a rejection or disaffirmation of the Lease in a bankruptcy, insolvency or other proceeding affecting creditor’s rights then City shall provide a copy of the termination notice to the Approved Leasehold Mortgagee. Upon the written request of Approved Leasehold Mortgagee made any time within thirty (30) days after the receipt of such notice from City, City shall agree to enter into a new lease of the Premises with Approved Leasehold Mortgagee for the remainder of the Term of the Lease upon the same covenants, conditions, limitations and agreements contain in the Lease, except for such provisions which must be modified to reflect any such termination, rejection or disaffirmance and the passage of time, provided, that, in the event of any such termination, rejection or disaffirmance, Approved Leasehold Mortgagee (or such successor or assign) (A) shall pay to The City, simultaneously with the delivery of such new lease, all unpaid amounts due under the Lease up to and including the date of the commencement of the term of such new lease and all reasonable and substantiated expenses incurred by City to prepare such new lease, and (B) otherwise shall cure all other defaults under the Lease promptly and with due diligence after the delivery of such new lease. If The City does not enter into a new lease with the Approved Leasehold Mortgagee, then the Approved Leasehold Mortgagee shall immediately remove all trade fixtures and other personal property from the Premises and repair to The City’s reasonable satisfaction, any damage caused to the Premises by the removal. The Approved Leasehold Mortgagee shall not remove or tamper with any Leasehold Improvement on the Premises.

(h)

Tenant’s present and future Approved Leasehold Mortgagee and any present and future mortgagees or similar beneficiaries are intended third party beneficiaries to this section. As third-party beneficiaries, they are entitled to the applicable rights under and may enforce the provisions of this section of the Lease as if they were parties thereto.

(i)	Nothing contained herein shall release Tenant from any of its obligations under this Lease that may not have been discharged or fully performed by an Approved Leasehold Mortgagee.

12	BREACH OF LEASE

12.1	Events of Default

An Event of Default shall occur under this Lease upon the occurrence of any of the following events (severally “Event of Default” and collectively “Events of Default”):

A.

Tenant shall have failed to pay when due any rent, fee, charge or obligation of Tenant requiring the payment of money under the terms of this Lease beyond the applicable grace period and following ten (10) days written notice; or

B.	Tenant shall have violated the provisions of Section 4.1.10, which violation shall continue following ten (10) days written notice; or

C.	Tenant shall have failed to maintain any insurance required under Section 15 which failure is not cured within ten (10) days written notice; or

D.

Tenant shall have failed to perform any term, covenant, or condition of this Lease to be performed by Tenant, except those referred to in the immediately preceding three subparagraphs, and Tenant shall have failed to cure same within thirty (30) days after written notice from City; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion and to the satisfaction of Director; or

E.	Any representation or warranty made by Tenant hereunder shall have been false or misleading in any material respect as of the date on which such representation or warranty was made; or

F.	Tenant shall have made a general assignment of its assets for the benefit of its creditors; or

G	Tenant shall have assigned or otherwise transferred its interest in this Lease in violation of the provisions contained in this Lease whether voluntarily or by operation of law; or

H.

Tenant shall have failed to occupy the Premises or to maintain continuous operations at the Airport, in each case, for any thirty (30) consecutive days, have been dispossessed by process of law or otherwise, or have otherwise abandoned the Premises; or

I.

A court shall have made or entered any decree or order: (i) adjudging Tenant to be bankrupt or insolvent; (ii) approving as properly filed a petition seeking reorganization of Tenant or an arrangement under the bankruptcy laws or any other applicable debtor's relief law or statute of the United States or any state thereof; (iii) appointing a receiver, trustee or assignee of Tenant in bankruptcy or insolvency or for its property; (iv) directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of sixty (60) days; or (v) Tenant shall have voluntarily submitted to or filed a petition seeking any such decree or order; or

J.

The sequestration or attachment of or execution or other levy on Tenant's interest in this Lease or the Premises or any improvements located thereon shall have occurred and Tenant shall have failed to obtain a return or release of such property within thirty (30) days thereafter, or prior to sale pursuant to such levy, whichever first occurs; or

K.

The occurrence of any act or omission on the part of Tenant which operates to suspend, revoke or terminate any certificate, permit, franchise, approval, authorization or power necessary for Tenant to lawfully conduct the operations which Tenant is required or permitted to conduct on the Premises or on the Airport; or

L.

Any lien shall be filed against the Premises because of any act or omission of Tenant, and shall not be discharged or contested by Tenant in good faith by proper legal proceedings within twenty (20) calendar days after receipt of notice thereof by City.

12.2	Remedies

Upon an “Event of Default”, City shall have the following remedies, in addition to all other rights and remedies provided by law, equity or otherwise under this Lease, to which City may resort cumulatively, or in the alternative:

A.

City may, at any time with notice and without any obligation to do so (implied or otherwise), and upon condition that it be for the account and at the expense of the Tenant, and without a waiver of such breach, perform any act which if performed by Tenant would otherwise cure the breach. If in so doing City is required or elects to pay any monies or do any acts which will require the payment of any monies or the incurring of any costs or expenses, Tenant covenants to pay to City upon demand by City the sum or sums of money paid or incurred by City, together with interest at the rate of one percent (1%) per month plus costs and damages, as part of its rental fee due on the first (1st) day of the month which immediately follows City's demand therefor. The demand for any payment by City shall be prima facie evidence that the expense incurred was necessary and reasonable and that such expense was incurred by City on behalf of Tenant.

B.

City may, at its election, terminate this Lease upon written notice of termination in which event this Lease shall terminate on the date set forth in such notice. Any termination under this paragraph shall not relieve Tenant from the payment of any sums then due to City or from any claim for damages or rent previously accrued or then accruing against Tenant. In no event shall any one or more of the following actions by City, in the absence of a written election by City to terminate this Lease, constitute a termination of this Lease:

(i)	Appointment of a receiver or keeper in order to protect City's interest hereunder; or

(ii)

Any other action by City or its agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, action to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof for the account of Tenant and in the name of Tenant.

C.

This Lease shall not terminate following an Event of Default and an abandonment of the Premises unless City gives Tenant written notice of its election to terminate this Lease. No act by or on behalf of City intended to mitigate the adverse effect of such breach, including those described by the immediately preceding subparagraphs (i) and (ii), shall constitute a termination of Tenant's right to possession unless City gives Tenant written notice of termination.

D.	In the event City terminates this Lease, City shall be entitled to damages in the following sums:

(i)	The worth at the time of award of all unpaid rental fees and other fees which have been earned at the time of termination;

(ii)

The worth at the time of award of the amount by which the unpaid rental fees and other fees which would have been earned after termination until the time of award exceeds the amount of such rental fee or other fee loss that Tenant proves could have been reasonably avoided;

(iii)

Any other amount necessary to compensate City for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following: (a) reasonable expenses for cleaning, repairing or restoring the Premises; (b) reasonable expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to tenant, or otherwise); (c) reasonable costs of carrying the Premises such as insurance premiums thereon, utilities and security precautions; (d) reasonable expenses in retaking possession of the property; and (e) late payment fees and court costs.

(iv)

The “worth at the time of award” of the amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the rate of twelve percent (12%) per annum. The “worth at the time of award” of the amount referred to in subparagraph (iii) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

E.

No payment by Tenant, or receipt by City, of a lesser amount than any rent, fee, charge or other amount due by Tenant hereunder shall be deemed to be other than on account of the earliest rent, fee, charge or other amount due, nor shall any endorsement or statement on any check from Tenant, or letter accompanying any check or payment, be deemed an accord and satisfaction. City may accept any such check or payment without prejudice to City's right to recover the balance of such rent, fee, charge or other amount or to pursue any other right or remedy available to City.

F.	No option, right, power, remedy or privilege of City shall be construed as being exhausted or discharged by the exercise thereof in one or more instances.

13	WAIVER OF BREACH

The waiver by City of any breach of any term, covenant, condition or provision herein contained shall not be deemed to be a waiver of any subsequent breach of such term, covenant or condition. The consent or approval by City to any act of Tenant requiring City's approval shall not be deemed to waive or render unnecessary the need for City's consent or approval to or of any subsequent similar act of Tenant. The subsequent acceptance of any fee, rent or charges hereunder by City shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent, fee or charge so accepted, regardless of City's knowledge of such preceding breach at the time of the accepting of such rent, fee or charge. No waiver, consent or approval by City shall be effective unless made by a duly authorized representative of City.

14	INDEMNITY AND WAIVER OF CLAIM

14.1	Indemnification

Tenant, for and on behalf of its directors, officers, employees and agents, covenants and hereby agrees to indemnify, defend, protect and hold harmless City, its officers, employees, contractors and agents, from and against any and all claims, demands, damages, obligations, liabilities, losses, costs, expenses, penalties, suits or judgments, at any time received, incurred or accrued by City, its officers, agents, employees, contractors or members of the public using Airport facilities, arising out of or resulting in whole or in part from any act (or failure to act) of Tenant, its officers, employees, contractors, agents, permittees or invitees, or which results from their noncompliance with any Laws respecting the condition, use, occupation or safety of the Premises or any part thereof, or which arises from Tenant’s Authorized Activities or which arises from Tenant's failure to do anything required under this Lease, except as may arise from the sole active negligence or the willful misconduct of City, its officers, employees or agents. City's right to full indemnity hereunder shall arise notwithstanding that principles of joint, several or concurrent liability or comparative negligence, might otherwise impose liability on City pursuant to statutes, ordinances, regulations or other Laws. All of Tenant’s obligations under this Section are intended to apply to the fullest extent permitted by law and shall survive the expiration or sooner termination of this Lease. In an action or claim against City in which Tenant is defending City, City shall have the right to approve legal counsel providing City’s defense. The provisions of Section 31 regarding the Americans with Disabilities Act of 1990 (“ADA”) shall not limit Tenant’s indemnification under this provision.

The indemnification obligations of Tenant shall include the obligation of Tenant to defend, indemnify, protect and hold harmless City, its officers, agents or employees, from and against fines, costs, claims, damages, obligations, suits, judgments, penalties, proceedings, causes of action, losses, liabilities or costs arising under the ADA, which arise from Tenant’s activities under this Lease.

14.2	Assumption of Risk

Tenant agrees to and covenants that it shall voluntarily assume any and all risk of loss, damage or injury to the person or property of Tenant, its directors, officers, employees, agents, and contractors which may occur in, on, or about the Premises or the Airport at any time and in any manner, except such loss, injury, or damage as may be caused by the sole active negligence or the willful misconduct of City, its officers, employees or agents.

14.3	Waiver of Claim

Tenant, as a material part of the consideration to be rendered to City under this Lease, hereby waives all claims or causes of action against City, its officers, agents, contractors or employees which it may now or hereafter have for damage to its operations (including, without limitation, any interruption thereof), or to goods, wares, merchandise or other property on or about the Premises, and for injuries or death to persons on or about the Premises, from any cause or causes arising at any time, except as may arise from the sole active negligence or willful misconduct of City, its officers, agents or employees.

By way of example and not limitation, save and except as arises out of the sole active negligence or the willful misconduct of City, its officers, agents, contractors or employees, Tenant hereby waives any and all claims or causes of action which it may now or hereafter have against City, its officers, agents, contractors or employees (a) for loss, injury or damage sustained by reason of any deficiency, impairment and interruption of any water, electrical, gas, plumbing, air conditioning or sewer service or system serving any portion of the Airport; (b) for any loss, injury or damage arising or resulting from any negligent act or omission of any other tenant, subtenant, contractor, airline or occupant of the Airport, or any person who uses the Airport with or without the authorization or permission of City; (c) from the flight of any aircraft of any kind and all kinds in, through, across or about any portion of the airspace above the Airport; (d) from noise, vibration, currents and other effects of air, illumination, and fuel consumption, or fear thereof, arising or occurring from or during the flight of any aircraft or from or during the use by aircraft of the Airport, including but not limited to, landing, storage, repair, maintenance, operation, run-up and take-off of such aircraft, and the approach and departure of aircraft to or from the Airport; and (e) for any loss or damage to the property of, or injury or damage to Tenant, its officers, agents, employees, contractors, subtenants or any other person whomsoever, from any cause or causes arising at any time because of Tenant's use or occupancy of the Premises or use of the Airport, or its operations thereon.

15	INSURANCE

15.1	Required Insurance Coverage

Prior to commencing any work or operations under this Lease, Tenant at its sole cost and expense and for the full term of this Lease and all extensions thereof, shall obtain and maintain or shall cause to be obtained and maintained insurance against claims for injuries to persons or damages to property which may arise from or in connection with the activities of Tenant and its agents, representatives, employees and subcontractors, meeting at least the minimum insurance requirements set forth in Exhibit B on terms and conditions and in amounts as required by the City’s Risk Manager (“Risk Manager”). City shall not be obligated to take out insurance on Tenant's property. Tenant shall provide City with certificates of insurance and such endorsements as may be required by City’s Risk Manager. These requirements are subject to amendment or waiver if so approved in writing by the Risk Manager.

From time to time, at the request of the Risk Manager, Tenant shall provide a written statement of the replacement cost of the Tenant Improvements, with a copy to the Director.

15.2	Failure to Provide

In the event Tenant fails to procure or maintain any insurance required under this Lease: (a) City shall have the right, but not the obligation after providing at least ten (10) days prior written notice to Tenant, without limiting or waiving any other rights or remedies it may have at law or in equity, to procure such insurance and at City’s sole option charge Tenant for the cost of maintaining and procuring such insurance or to offset the cost thereof against any amount that may be due or subsequently become due to Tenant; and (b) in the event a loss occurs which would have been covered by the insurance required by this Lease had such insurance been maintained, Tenant shall pay all amounts that would have been paid by such coverage, minus such amounts actually received by City under a policy procured by City pursuant to this Section.

15.3	Waiver of Subrogation

City and Tenant hereby mutually agree that so long as their respective insurance carriers concur, any fire and extended coverage insurance policies carried on properties which are the subject of this Lease shall include a waiver of subrogation against the other party hereto, provided that such waiver of subrogation applies only to subsequent loss.

16	BAILEE DISCLAIMER

It is hereby understood and agreed that City in no way purports to be a bailee, and is therefore not responsible in any way for any damage to the property of Tenant, Tenant's contractors, agents, employees and invitees.

17	RIGHT TO ENTER

City reserves and shall have the right by its officers, employees, agents and contractors to enter into and upon the Premises upon two (2) business days’ notice scheduled in advance with Tenant (and in emergencies at all times without notice):

A.	To make any inspection Director may deem expedient or desirable for the proper enforcement of the covenants, conditions, restrictions, limitations and provisions of this Lease;

B.

To install, construct and maintain, repair, replace and use any and all public utilities, sewer lines, drainage lines, water lines, water systems, irrigation lines, electrical lines, fuel lines and any municipal uses and appurtenances thereto, either above, on or below the surface of, in, along and/or across the Premises;

C.

To otherwise maintain the Premises, the building in which the Premises is located and the Airport, or to do any other repair, maintenance, alteration or removal under the conditions set forth herein; or

D.	To post notices of nonresponsibility for improvements, alterations or repairs if and when City shall desire to do so;

When reasonably necessary, City may temporarily close entrances, doors, corridors, elevators or other facilities in connection with the foregoing. City shall use reasonable efforts not to cause any interruption of Tenant's operation. Any action taken by City under this Section shall be without abatement of rent or payment of damages or other amounts to Tenant for any loss of occupancy or quiet enjoyment of the Premises, Leasehold Improvements or the buildings, betterments and improvements, without liability on the part of City for loss or damage that may be sustained by Tenant thereby, and without such action by City being construed as an eviction of Tenant or a release of Tenant from the duty of observing and performing any of the provisions of this Lease; provided, however, that such action shall be conducted and undertaken at times and in a manner so as not to unreasonably interfere with the normal operations and business of Tenant, and its subtenant’s and users, whenever reasonably possible.

18	TAXES AND ASSESSMENTS

18.1	Payment by Tenant

Tenant shall pay before delinquency, and without notice or demand, any and all taxes, (including without limitation any gross receipts, income tax or excise tax) assessments, licenses, fees, possessory interest taxes and other public charges or penalties which shall be levied, imposed, or assessed upon any of Tenant’s leasehold interest, upon Tenant's business, or upon Tenant for the privilege of conducting business within the Premises, or upon any other property of Tenant within the Airport.

Payment of any and all taxes, assessments, licenses, fees or other public charges shall not reduce the amount of rentals, charges or any other fee that is required to be paid by Tenant to City under the provisions of this Lease.

18.2	Possessory Interest Taxes

Tenant recognizes and understands that this Lease may create a real property possessory interest that may be subject to real property taxation, and that possessory interest may be subject to the payment of real property taxes levied on such interest. If any possessory interest tax is levied on the land comprising the Premises, the Leasehold Improvements and/or Tenant’s estate created by this Lease, Tenant shall pay such tax before delinquency. City shall have no obligation to pay any possessory interest tax. No such possessory interest tax, or any other tax by any governmental entity, shall in any way reduce or substitute for the rent, charges or fees required to be paid as a condition of this Lease or as otherwise required by City.

18.3	No Liens or Encumbrances

Tenant shall not permit or suffer any liens or encumbrances to be imposed upon the Premises, the Airport or any building or structure thereon, as a result of its activities without promptly discharging the same; provided, however, that Tenant may, if it so desires, contest the legality of same following prior written notice to City. In the event of a contest, Tenant shall provide a bond in an amount and in a form acceptable to City immediately following request therefor by City.

18.4	Indemnity for Tenant’s Failure to Comply

Tenant shall protect, defend, indemnify and hold City, including the Airport, and any Leasehold improvements now or hereafter on the Premises, free and harmless from and against any liability, loss, or damage resulting from any taxes, assessments, or other charges required by this Lease to be paid by Tenant and from all interests, penalties, and other sums imposed thereon and from any proceedings to enforce collection of any such taxes, assessments, or other charges.

18.5	Payment by City

If Tenant fails to pay any tax or charge required by this Section to be paid by Tenant, City may, but is not obligated to, on five (5) days’ prior written notice to Tenant, pay, discharge, or adjust such tax or charge for Tenant’s benefit. In such event, Tenant, on receipt of written demand of City, shall reimburse City promptly for the full amount paid by City in paying, discharging or adjusting such tax or charge together with interest thereon from its due date at the rate of one percent (1%) per month until paid, plus pay any penalties.

18.6	Contest of Tax or Charge

18.6.1	Notice of Contest

In the event that Tenant desires, in good faith, to contest or review by appropriate legal or administrative proceedings any tax or charge specified hereunder, Tenant, at least ten (10) days prior to the delinquency of any such tax or charge or within the applicable period of time allowed by law, shall give City written notice of its intention to contest such tax or charge.

18.6.2	Procedure for Contest

Tenant may withhold payment of the tax or charge being contested if, but only if, nonpayment is permitted during the pendency of such proceedings without the foreclosure of any tax lien or the imposition of any fine or penalty. The contest shall be prosecuted to completion (whether or not this Lease has expired or terminated) without delay at Tenant’s sole cost and expense.

18.6.3	Payment upon Final Determination

Within the applicable period of time allowed by law after the final determination of the amount of tax due, Tenant shall pay the amount determined to be due, together with all costs, expenses and interest (whether or not this Lease has then expired or terminated).

18.6.4	Failure to Pay Constitutes Event of Default

The failure to pay any tax or charge hereunder shall constitute an Event of Default, and the obligation to pay the same shall survive the termination of this Lease.

19	QUIET ENJOYMENT

Subject to the provisions of this Lease, City covenants that Tenant, on paying the rentals and otherwise performing its covenants and other obligations hereunder, shall have quiet and peaceable possession of the Premises.

20	DAMAGE OR DESTRUCTION

20.1	Tenant’s Obligation to Repair

In the event the Premises, the Leasehold Improvements or any portion thereof, are damaged or destroyed in whole or in part by fire or other casualty, the proceeds of insurance required hereunder with respect thereto shall be available to Tenant, and Tenant, subject to such reasonable terms and conditions as may be imposed by City, including but not limited to the provisions of this Lease regarding construction (Section 7), shall forthwith repair, reconstruct and restore (subject to unavoidable delays and force majeure) the damaged or destroyed Premises and/or Leasehold Improvements to (i) substantially the same condition, character and utility value as existed prior to the event causing such damage or destruction; or (ii) such other condition, character and value as may be agreed upon by City and Tenant.

20.2	Insufficient Insurance Proceeds

If Tenant has complied with all the insurance requirements of this Lease and the net proceeds of insurance on account of such damage or destruction (together with the deductible under such policy) are insufficient to restore or replace the Premises, Tenant at its option may provide such additional funds and complete repairs.

20.3	Option to Terminate Lease

20.3.1

If Tenant fails to expeditiously commence to repair, or if Tenant fails diligently to pursue any repair to completion and to restore Tenant’s SASO operations at the Premises, in addition to any other remedies City may have, on thirty (30) days’ notice City may elect to terminate this Lease.

20.3.2

Notwithstanding anything herein to the contrary, if during the last five (5) years of the Lease Term, the Premises or the Leasehold Improvements are materially damaged, Tenant may in its discretion elect to either terminate this Lease or rebuild or repair in accordance with Section 20.1. In the event Tenant elects to so terminate this Lease, Tenant shall be responsible for delivering the Premises in the condition required under Section 25 of this Lease, with the understanding that while City may require Tenant to remove any remaining improvements, Tenant shall not be required to rebuild any damaged improvements. If the Lease is so terminated, Tenant shall be entitled to retain all proceeds from insurance on the Leasehold Improvements. However, City shall be entitled to any rent loss insurance proceeds otherwise payable upon damage or destruction of the Premises pursuant to the terms of this Lease.

20.4	Restoration of Premises.

If City elects pursuant to the default rights granted herein to terminate this Lease following a damage or destruction and Tenant’s failure to restore as set forth herein, then at its sole cost Tenant shall remove all damaged and destroyed portions of the Premises and otherwise shall return the Premises to City in accordance with Section 25 below, with the understanding that while City may require Tenant to remove any remaining improvements, Tenant shall not be required to rebuild any damaged improvements. If City terminates the Lease hereunder, Tenant shall be entitled to retain all proceeds from insurance on the Leasehold Improvements. However, City shall be entitled to any rent loss insurance proceeds otherwise payable upon damage or destruction of the Premises pursuant to the terms of this Lease.

21	COMPLIANCE WITH LAWS

21.1

This Lease is issued by City subject and subordinate to all existing and future agreements between the City and the United States of America, and Tenant shall act in compliance therewith. Tenant shall, at its sole cost and expense, comply with and conform to all Laws applicable to or affecting, directly or indirectly, Tenant, the Premises, or Tenant's operations and activities under this Lease. Further, Tenant shall not do anything in, on or about the Premises, or the Airport, or bring anything that is prohibited by a standard form of fire insurance policy or that in any way would increase or affect the then existing rate of fire or other insurance required to be carried upon the Premises, the Airport or any part thereof, or any of their contents, or that will cause a cancellation of any insurance policy covering the Premises, the Airport, or any part thereof, or any of their contents. Tenant agrees to observe and obey all rules and regulations adopted by City from time to time with respect to the use of Airport property, the Premises and related facilities.

The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceedings against Tenant, whether City be a party thereto or not, that Tenant has violated any such law, statute, ordinance, rule, regulation, order or requirement in the use of the Premises, or the Airport shall be conclusive of that fact as between City and Tenant.

In connection with its operations in or about the Airport, Tenant shall pay to City all amounts, fees, charges and taxes due City under any ordinance, resolution or other applicable law governing activities in or about the Airport.

21.2

Without limitation of the foregoing, Tenant shall conduct its operations in accordance with all applicable United States Department of Transportation authorizations and FAA Operating Certificates. Tenant shall obtain any and all permits and licenses required by City or other governmental entity as are necessary to conduct the activities authorized under this Lease.

21.3	Workers’ Compensation Insurance

At all times during the term of this Lease, Tenant shall subscribe to and comply with the Workers’ Compensation Laws of the State of California and pay such premiums as may be required thereunder and save City harmless from any and all liability arising from or under said act.

21.4	Status of Tenant as Independent Contractor

Status of Tenant shall be and remain an independent contractor with respect to all installations, construction, and services performed hereunder and agrees to and hereby accepts full and exclusive liability for the payment of any and all contributions, or taxes for social security; unemployment insurance, or old age retirement benefits, pensions, or annuities now or hereafter imposed under any state or federal law which are measured by the wages, salaries, or other remuneration paid to persons employed by Tenant on the work performed under the terms of this Lease, and further agree to obey all rules and regulations which are now, or hereafter may be, issued or promulgated under Laws by any duly authorized state or federal officials; and Tenant shall indemnify and save harmless City from any such contributions or taxes or liability therefor.

22	AGREEMENTS WITH UNITED STATES

This Lease shall be subordinate to the provisions of any Federal agreement relative to the use, operation or maintenance of the Airport, the execution of which Federal agreement has been or may now or hereafter be required as a condition precedent to the obtaining and/or expenditure of Federal funds for the development of the Airport, and any properties acquired in conjunction with its operations. Tenant agrees that to the extent that any such Federal agreement shall affect Tenant and its use of the Premises and the Airport, Tenant shall act in compliance therewith.

Without limiting the City’s ability to enter into such agreements with the Federal government, if any such agreement detrimentally affects this Lease or Tenant’s use of the Premises, Tenant may deem such agreement a “taking” as set forth in Section 51.

23	GRANT AGREEMENT COVENANTS

Tenant acknowledges that City is subject to Federal grant agreement obligations as a condition precedent to granting of funds for improvement of the Airport, and, accordingly, agrees to, and agrees to be bound by, the following covenants provided by the FAA as they may apply to Tenant:

23.1

Tenant for itself, its personal representatives, successors-in-interest and assigns, as a part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, that in the event facilities are constructed, maintained or otherwise operated on the said property described in this Lease for a purpose for which a Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Tenant shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21 Nondiscrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

23.2

Tenant for itself, its personal representatives, successors-in-interest and assigns, as a part of the consideration hereof, does hereby covenant and agree that: (i) no person on the grounds of race, color or national origin shall be excluded from participation, denied the benefits of, or be otherwise subjected to discrimination in the use of the facilities; (ii) that in the construction of any improvements on, over or under the Premises and the furnishing of services thereon, no person on the grounds of race, color or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination; and (iii) that Tenant shall use the Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-Assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as the Regulations may be amended.

23.3

That in the event of breach of any of the above nondiscrimination covenants, City (through Director) shall have the right to terminate this Lease, and to re-enter and repossess the Premises, and hold the same as if this Lease had never been made or issued. This provision does not become effective until the procedures of 49 Code of Federal Regulations Part 21 are followed and completed including expiration of appeal rights.

23.4

Tenant shall furnish its accommodations and/or services on a fair, equal and not unjustly discriminatory basis to all users thereof and it shall charge fair, reasonable and not unjustly discriminatory prices for each unit or service. Tenant may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar type of price reductions to volume purchasers.

23.5

Without limiting the generality of any other terms or provisions of this Lease, noncompliance with Section 23.4 above shall constitute a material breach thereof and in the event of such noncompliance City (through Director) shall have the right to terminate this Lease and the estate hereby created without liability therefor or, at the election of City or the United States, either or both said governments shall have the right to judicially enforce Sections 23.1, 23.2, 23.3 and 23.4 of this Section 23.

23.6

Tenant agrees that it shall insert the above five (5) provisions in any agreement by which Tenant grants a right or privilege to any person, firm or corporation to render accommodations and/or services to the public on the Premises or at the Airport.

23.7

Tenant assures that it will comply with pertinent statutes, executive orders and such rules as are promulgated to assure that no person shall, on the grounds of race, creed, color, national origin, sex, age or handicap be excluded from participating in any activity conducted with or benefiting from federal assistance. This Section 23.7 obligates Tenant or its transferee for the period during which federal assistance is extended to the Airport, except where federal assistance is to provide, or is in the form of personal property or real property or interest therein or structures or improvements thereon. In these cases, this Section 23.7 obligates Tenant or transferee for the longer of the following periods: (i) the period during which the property is used by City or any transferee for a purpose for which federal assistance is extended, or for any purpose involving the provision of similar services or benefits; or (ii) the period during which City or any transferee retains ownership or possession of the property. In the case of contractors, this Section 23.7 binds the contractors from the bid solicitation period through the completion of the contract.

23.8	City reserves the right to further develop or improve the landing area of the Airport as it sees fit, regardless of the desires or views of Tenant, and without interference or hindrance.

23.9

City reserves the right, but shall not be obligated to Tenant, to maintain and keep in repair the landing area of the Airport and all publicly-owned facilities of the Airport, together with the right to direct and control all activities of Tenant in this regard.

23.10

This Lease shall be subordinate to the provisions and requirements of any existing or future agreement between City and the United States, relative to the development, operation or maintenance of the Airport.

There is hereby reserved to City, its successors and assigns, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Premises. This public right of flight shall include the right to cause in the airspace any noise inherent in the operation of any aircraft used for navigation or flight through the said airspace or landing at, taking off from or operation on the Airport.

23.11

Tenant agrees to comply with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations (“FAR”) in the event any future structure or building is planned for the location(s) of its activities, or in the event of any planned modification or alteration of any present or future building or structure situated at the Airport.

23.12

Tenant, by accepting this Lease expressly agrees for itself, its successors and assigns, that it will not erect nor permit the erection of any structure or object, nor permit the growth of any tree on the Premises to a height above the mean sea level that would exceed FAR Part 77 standards or elevations affecting the Airport navigable airspace. In the event the aforesaid covenants are breached, City reserves the right to enter upon any area utilized by Tenant and to remove the offending structure or object and cut the offending tree, all of which shall be at the expense of Tenant.

23.13

Tenant, by accepting this Lease, agrees for itself, its successors and assigns that it will not make use of the Premises in any manner which might interfere with the landing and taking off of aircraft from Norman Y. Mineta San José International Airport or otherwise constitute a hazard. In the event this covenant is breached, City reserves the right to enter upon the Premises and cause the abatement of such interference at the expense of Tenant.

23.14	It is understood and agreed that nothing herein contained shall be construed to grant or authorize the granting of an exclusive right within the meaning of 49 U.S.C. § 40103.

23.15

This Lease and its provisions shall be subject to whatever right the United States Government now has or in the future may have or acquire, affecting the control, operation, regulation and taking over of Airport or the exclusive or non-exclusive use of Airport by the United States during the time of war or national emergency.

24	MODIFICATIONS FOR GRANTING FAA FUNDS

In the event that the FAA requires, as a condition precedent to granting of funds for the improvement of the Airport, modifications or changes to this Lease, Tenant agrees to consent in writing upon the request of City to such reasonable amendments, modifications, revisions, supplements or deletions of any of the terms, conditions, or requirement of this Lease as may be reasonably required to enable City to obtain FAA funds, provided that in no event shall such changes materially impair the rights of Tenant hereunder. A failure by Tenant to so consent shall constitute a breach of this Lease.

25	SURRENDER OF PREMISES

25.1

On the last day, or sooner termination of this Lease, Tenant shall quit and surrender, in good condition and repair (ordinary wear and tear excepted), the Premises and all alterations, additions, improvements and betterments which may have been made in or to the Premises, except: (i) movable and unattached furniture and trade fixtures installed at the expense of Tenant; and (ii) such other property, if any, which Tenant is expressly authorized in writing by Director to remove from the Premises.

25.2

Tenant shall ascertain in writing from Director not less than ninety (90) days prior to the end of the term of this Lease whether Director desires to have Tenant remove any construction, betterment, alterations or additions which may have been made by Tenant upon the Premises and to restore the Premises to the condition they were in when received (reasonable use and wear thereof excepted). If Director should so desire, then Tenant shall remove any such construction, betterment, alterations or additions and restore the Premises at its sole cost and expense. Any failure by Tenant to so notify Director shall not relieve Tenant of its obligations under this subparagraph. Tenant shall conduct a Structural Engineering Study on the Premises at the end of the Lease Term to identify any deficiencies. To the extent that Tenant has constructed Additional Hangar Space and provided that the Additional Hangar Space is in good condition and repair as determined per the process outlined above, Tenant shall not be obligated to remove the Additional Hangar Space and title to the Additional Hangar Space shall transfer to Landlord on the Expiration Date.

25.3

Tenant shall, on or before the end of the term of this Lease, remove all personal property owned by it (except such as it may be required to surrender under the provisions of the two immediately preceding paragraphs) from the Premises. All such property not so removed prior to any vacation, abandonment, dispossession or surrender of the Premises shall be deemed, at the option of Director, to have been abandoned by Tenant. City may, at the option of Director, retain any such property so abandoned by Tenant or remove and/or dispose of such property. Tenant shall reimburse City for any costs or expenses incurred by City in removing and/or disposing of such property promptly upon demand by City.

26	STATEMENTS, RECORDS AND INFORMATION

Tenant represents and warrants to City that all statements, records, reports, certifications and other information submitted by Tenant to City have been true and accurate and covenants that all future statements, records, reports, certifications and other information submitted by Tenant to City will be true and accurate in all respects.

27	GIFTS

Tenant is familiar with City's prohibition against the acceptance of any gift by a City officer or designated employee, which prohibition is found in Chapter 12.08 of the San José Municipal Code. Tenant agrees not to offer any City officer or designated employee any gift prohibited by said Chapter. The offer or giving of any gift prohibited by Chapter 12.08 shall constitute a material breach of this Lease by Tenant. In addition to any other remedies City may have at law or in equity, City may terminate this Lease for such breach as provided in Section 12 of this Lease.

28	HEIRS, SUCCESSORS AND ASSIGNS

All of the covenants, agreements, conditions and undertakings herein contained shall apply to and bind the representatives, heirs, executors, administrators, successors and/or assigns of all the parties hereto.

29	REPRESENTATIONS AND WARRANTIES

Tenant represents and warrants to and covenants with City respect to this Lease as follows:

29.1	Lease Properly Authorized

That Tenant has the power and authority to enter into this Lease with City, that the directors, officers and members of Tenant have approved such power and authority to enter into this Lease and bind Tenant, that this Lease shall be executed, delivered and performed pursuant to the power and authority conferred by the members and be binding upon Tenant, and that the individual executing this Lease is duly authorized to do so.

29.2	No Unresolved Claims or Disputes

That there are no unresolved claims or disputes between Tenant and City that Tenant is aware of.

29.3	Statements, Records and Reports

That Tenant shall furnish true and accurate records, reports, resolutions, certifications, and other information as may be requested of Tenant by City from time to time during the term of this Lease that related to an obligations of Tenant under this Lease that are reasonably necessary for City to verify compliance by Tenant of the terms of this Lease.

29.4	Compliance with Laws.

That to the best of Tenant’s knowledge, Tenant is in compliance with all Laws related to Tenant’s operations in the United States and the State of California.

30	AMERICANS WITH DISABILITIES ACT

30.1

Disability Access Disclosure. Pursuant to California Civil Code Section 1938, City states that, as of the Effective Date, the Premises has not undergone inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code section 55.53. A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the City may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the Tenant if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection. The parties mutually agree that Tenant shall be responsible for the payment of any fees for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

30.2

ADA Provisions for Office Space. Tenant shall be solely and fully responsible for complying with the ADA in connection with: (I) the Premises or any portion thereof and its operations thereon; (ii) removing physical barriers on the Premises; (iii) providing auxiliary aids and services for use of the Premises, where necessary or required; and (iv) modifying its policies, practices and procedures to comply with the ADA. Tenant shall develop a workplan to correct or avoid any violations or non- compliance with the ADA. Tenant shall deliver to the City, upon City’s request, a copy of each such report and workplan. City’s approval of or acceptance of any aspect of Tenant’s activities under this Lease shall not be deemed or construed in any way as a representation that such item, activity or practice complies with the ADA. Tenant agrees to indemnify, defend and hold the City harmless from any and all costs incurred by City with respect to Tenant’s failure to comply with the ADA. Nothing herein shall relieve Tenant from the obligation to seek and obtain City’s consent prior to commencing any construction, alteration or renovation pursuant to Section 7 “Improvements” hereof.

30.3	ADA PROVISION FOR HANGAR BUILDINGS

City makes no representation that the Premises or the building covered by this Lease are suitable for use as a public accommodation as defined in the ADA nor that, for any particular use, it is accessible to individuals with disabilities. Tenant takes full responsibility for determining that its use of the Premises and the activities it conducts thereon are in compliance with the ADA, and for making appropriate alterations. City shall not be responsible for making alterations to the building or the Premises to make the building or Premises accessible for Tenant’s intended use or activities. Tenant shall be fully liable for any violation of this provision, without limitation of any other obligation of Tenant under this Lease.

Furthermore, Tenant shall be solely and fully responsible for complying with the ADA in connection with: (i) the Premises or any portion thereof and its operations thereon; (ii) removing physical barriers on the Premises; (iii) providing auxiliary aids and services, where necessary or required and (iv)    modifying its policies, practices and procedures to comply with the ADA. Tenant shall develop a workplan to correct or avoid any violations or non-compliance with the ADA. Tenant shall deliver to the City, upon City's request, a copy of each such report and workplan. City's approval of or acceptance of any aspect of Tenant's activities under this Lease shall not be deemed or construed in any way as a representation that such item, activity or practice complies with the ADA. Tenant agrees to indemnify, defend and hold the City harmless from any and all costs incurred by City with respect to Tenant’s failure to comply with the ADA.

Nothing herein shall relieve Tenant from the obligation to seek and obtain City's consent prior to commencing any construction, alteration or renovation pursuant to Section 7 hereof.

30.4

Additional Hangar Space ADA. Tenant shall be solely and fully responsible for complying with the Americans with Disabilities Act of 1990 (ADA), as amended from time to time. Tenant shall develop a workplan to correct or avoid any violations or non-compliance with the ADA. Tenant shall deliver to the City, upon City’s request, a copy of each such report and workplan. City’s approval of or acceptance of any aspect of Tenant’s activities under this Lease shall not be deemed or construed in any way as a representation that such item, activity or practice complies with the ADA. Tenant agrees to indemnify, defend and hold the City harmless from any and all costs incurred by City with respect to Tenant’s failure to comply with the ADA as it applies to operations at the Airport.

31	INTENTIONALLY OMMITTED

32	TENANT’S PROPOSAL

Tenant’s Proposal, attached to this Lease as Exhibit L, is hereby incorporated into this Lease by reference. In the event of any conflict between this Lease (or any portion thereof) and Tenant’s Proposal, the terms of this Lease shall prevail and apply.

33	MISCELLANEOUS

33.1	Consent

Unless expressly stated otherwise, whenever in this Lease the approval or consent of a party is required, such approval or consent must be in advance, shall be in writing and shall be executed by a person having the express authority to grant such approval or consent.

33.2	Controlling Law

Except as federal law may apply, the parties agree that this Lease shall be governed and construed by and according to the laws of the State of California.

33.3	Entire Agreement

This instrument contains all of the terms and conditions entered into and made by and between the parties and may not be modified orally, or in any manner, other than by an agreement in writing signed by all the parties hereto or their respective successors-in-interest.

33.4	Exhibits and Addenda

All exhibits and addenda referred to herein, and any exhibits or schedules which may from time to time be referred to in any duly executed amendment thereto, are by such reference incorporated herein and shall be deemed a part of this Lease as if set forth fully herein.

33.5	Force Majeure

If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by: strikes; trade embargoes or sanctions; lockouts; labor disputes; acts of God; inability to obtain services, labor, or materials or reasonable substitutes for those items; government actions or inactions; civil commotions; terrorism; riots; war; enemy or hostile governmental action; judicial orders; fire or other casualty; delay, failure, or interruption of any utility service; or other causes beyond the reasonable control of the party obligated to perform, any such performance made impossible for a period equal to the period of that prevention, delay or stoppage shall not constitute a default under this Lease. However, Tenant’s obligation to pay Rent or any other fees and charges payable pursuant to this Lease is not excused by this Section.

33.6	Headings

The headings of the several paragraphs and sections of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provisions of this Lease and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

33.7	Hold Harmless

Tenant shall defend, indemnify and hold City harmless from and against claims for any broker's commissions, finder's fee or other commission or fee relating to the leasing of the Premises by anyone claiming by or through Tenant.

33.8	Joint and Several

If there be more than one Tenant designated in or signatory to this Lease, the obligations hereunder imposed upon Tenant shall be joint and several; and the term Tenant as used herein shall refer to each and every of said signatory parties, severally as well as jointly.

33.9	Material Considerations

Each and every term, condition, covenant and provision of this Lease is and shall be deemed to be a material part of the consideration for City's entry into this Lease, and any breach hereof by Tenant shall be deemed to be a material breach. Each term and provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition.

33.10	Modification of Lease

This Lease shall not be modified, unless the parties first agree to and approve of such modification in writing.

33.11	No Assumption

The review, approval, inspection, examination or consent of City of or to any item to be reviewed, approved, inspected, examined or consented to by City shall not constitute the assumption of any responsibility by City for either accuracy or sufficiency of any item or the quality or suitability of such item for its intended use, but rather for the sole purpose of protecting City's interests. No third parties, including Tenant or persons claiming under Tenant, shall have any rights hereunder resulting therefrom or otherwise.

33.12	Number and Gender

Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, and words of any gender used herein shall include each other gender, where appropriate.

33.13	Resolutions

Tenant shall submit a copy of any corporate resolution, if requested by City, which authorizes any director or officer to act on behalf of Tenant or which authorizes Tenant to enter into this Lease.

33.14	Severability

If a court of competent jurisdiction finds or rules that any provision of this Lease is void or unenforceable, the remaining provisions of this Lease shall remain in effect.

33.15	Successors and Assigns

The provisions of this Lease shall, subject to the provisions concerning transfer, apply to and bind the successors and assigns of the parties hereto.

33.16	Tenant not an Agent of City

Tenant is not an agent, contractor or employee of City and nothing in this Lease nor any action of Tenant shall be construed in any way to constitute Tenant as an agent, contractor or employee of City for any purpose.

33.17	Time of Essence

Time is of the essence of this Lease and each of its provisions, and failure to comply with this provision shall be a material breach of this Lease.

33.18	Venue

In the event that suit shall be brought by either party hereunder, the parties agree that venue shall be exclusively vested in the state courts of California in the County of Santa Clara or if federal jurisdiction is appropriate, exclusively in the United States District Court in the Northern District of California, San José, California.

33.19	Counterparts

This Lease may be executed in any number of counterparts and by each party in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

33.20	Use of electronic signatures

Unless otherwise prohibited by law or City policy, the parties agree that an electronic copy of a signed contract, or an electronically signed contract, has the same force and legal effect as a contract executed with an original ink signature. The term “electronic copy of a signed contract” refers to a writing as set forth in Evidence Code Section 1550. The term “electronically signed contract” means a contract that is executed by applying an electronic signature using technology approved by the City.

34	NOTICES

All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations hereunder by either party to the other, shall be in writing and shall be addressed to the respective party’s address set forth in Section 1, or to such other place as Director or Tenant, respectively, may notify the other in writing. All notices shall be sufficiently given and served upon the other party if sent by first-class U.S. mail, postage prepaid, or by facsimile to the facsimile numbers indicated herein for either party. All termination notices shall be served in accordance with California Code of Civil Procedure Section 1162, as may be amended or modified.

35	GENERAL CIVIL RIGHTS PROVISIONS

In all its activities within the scope of its airport program, The Contractor agrees to comply with pertinent statutes, Executive Orders and such rules as identified in Title VI List of Pertinent Nondiscrimination Acts and Authorities to ensure that no person shall, on the grounds of race, color, national origin (including limited English proficiency), creed, sex (including sexual orientation and gender identity), age, or disability be excluded from participating in any activity conducted with or benefiting from Federal assistance. This provision is in addition to that required by Title VI of the Civil Rights Act of 1964. If the Contractor transfers its obligations to another, the transferee is obligated in the same manner as Contractor. The above provision obligates the Contractor and the airport remains obligated to the Federal Aviation Administration.

36	TITLE VI CLAUSES FOR COMPLIANCE WITH NONDISCRIMINATION REQUIREMENTS

During the performance of this Lease, the Tenant, for itself, its assignees, and successors in interest (hereinafter referred to as the “Contractor”), agrees as follows:

1.

Compliance with Regulations: The Contractor (hereinafter includes consultants) will comply with the Title VI List of Pertinent Nondiscrimination Acts and Authorities, as they may be amended from time to time, which are herein incorporated by reference and made a part of this Lease.

2.

Nondiscrimination: The Contractor, with regard to the work performed by it during the Lease, will not discriminate on the grounds of race, color, national origin (including limited English proficiency), creed, sex (including sexual orientation and gender identity), age or disability in the selection and retention of subcontractors, including procurements of materials and leases of equipment. The Contractor will not participate directly or indirectly in the discrimination prohibited by the Nondiscrimination Acts and Authorities, including employment practices when the Lease covers any activity, project, or program set forth in Appendix B of 49 CFR part 21.

3.

Solicitations for Subcontracts, including Procurements of Materials and Equipment: In all solicitations, either by competitive bidding or negotiation made by the Contractor for work to be performed under a subcontract, including procurements of materials, or leases of equipment, each potential subcontractor or supplier will be notified by the Contractor of the contractor’s obligations under this Lease and the Nondiscrimination Acts and Authorities on the grounds of race, color, or national origin.

4.

Information and Reports: The Contractor will provide all information and reports required by the Acts, the Regulations, and directives issued pursuant thereto and will permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by the City or the Federal Aviation Administration to be pertinent to ascertain compliance with such Nondiscrimination Acts and Authorities and instructions. Where any information required of a contractor is in the exclusive possession of another who fails or refuses to furnish the information, the Contractor will so certify to the City or the Federal Aviation Administration, as appropriate, and will set forth what efforts it has made to obtain the information.

5.

Sanctions for Noncompliance: In the event of a Contractor’s noncompliance with the non-discrimination provisions of this Lease, the City will impose such Lease sanctions as it or the Federal Aviation Administration may determine to be appropriate, including, but not limited to:

a.	Withholding payments to the Contractor under the Lease until the Contractor complies; and/or
b.	Cancelling, terminating, or suspending the Lease, in whole or in part.

6.

Incorporation of Provisions: The Contractor will include the provisions of paragraphs one through six in every subcontract, including procurements of materials and leases of equipment, unless exempt by the Acts, the Regulations, and directives issued pursuant thereto. The Contractor will take action with respect to any subcontract or procurement as the City or the Federal Aviation Administration may direct as a means of enforcing such provisions including sanctions for noncompliance. Provided, that if the Contractor becomes involved in, or is threatened with litigation by a subcontractor, or supplier because of such direction, the Contractor may request the City to enter into any litigation to protect the interests of the City. In addition, the Contractor may request the United States to enter into the litigation to protect the interests of the United States.

37	TITLE VI CLAUSES FOR TRANSFER OF REAL PROPERTY ACQUIRED OR IMPROVED UNDER THE ACTIVITY, FACILITY, OR PROGRAM

A.

The Tenant for himself/herself, his/her heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that:

1.

In the event facilities are constructed, maintained, or otherwise operated on the property described in this Lease for a purpose for which a Federal Aviation Administration activity, facility, or program is extended or for another purpose involving the provision of similar services or benefits, the Tenant will maintain and operate such facilities and services in compliance with all requirements imposed by the Nondiscrimination Acts and Regulations listed in the Pertinent List of Nondiscrimination Authorities (as may be amended) such that no person on the grounds of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities.

B.

With respect to the Lease, in the event of breach of any of the above Nondiscrimination covenants, City will have the right to terminate the Lease and to enter, re-enter, and repossess said lands and facilities thereon, and hold the same as if the Lease had never been made or issued.

38	TITLE VI CLAUSES FOR CONSTRUCTION/USE/ACCESS TO REAL PROPERTY ACQUIRED UNDER THE ACTIVITY, FACILITY OR PROGRAM

A.

The Tenant for himself/herself, his/her heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that the Tenant will use the premises in compliance with all other requirements imposed by or pursuant to the List of discrimination Acts And Authorities.

B.

With respect to Lease, in the event of breach of any of the above nondiscrimination covenants, City will have the right to terminate the Lease and to enter or re-enter and repossess said land and the facilities thereon, and hold the same as if said Lease had never been made or issued.

39	TITLE VI LIST OF PERTINENT NONDISCRIMINATION ACTS AND AUTHORITIES

During the performance of this Lease, the Tenant, for itself, its assignees, and successors in interest (hereinafter referred to as the “Contractor”) agrees to comply with the following non-discrimination statutes and authorities; including but not limited to:

●	Title VI of the Civil Rights Act of 1964 (42 USC § 2000d et seq., 78 stat. 252) (prohibits discrimination on the basis of race, color, national origin);

●	49 CFR part 21 (Non-discrimination in Federally-Assisted programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964);

●

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 USC § 4601) (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

●

Section 504 of the Rehabilitation Act of 1973 (29 USC § 794 et seq.), as amended (prohibits discrimination on the basis of disability); and 49 CFR part 27 (Nondiscrimination on the Basis of Disability in Programs or Activities Receiving Federal Financial Assistance);

●	The Age Discrimination Act of 1975, as amended (42 USC § 6101 et seq.) (prohibits discrimination on the basis of age);

●	Airport and Airway Improvement Act of 1982 (49 USC § 47123), as amended (prohibits discrimination based on race, creed, color, national origin, or sex);

●

The Civil Rights Restoration Act of 1987 (PL 100-259) (broadened the scope, coverage and applicability of Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

●

Titles II and III of the Americans with Disabilities Act of 1990 (42 USC § 12101, et seq) (prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities) as implemented by U.S. Department of Transportation regulations at 49 CFR parts 37 and 38;

●	The Federal Aviation Administration’s Nondiscrimination statute (49 USC § 47123) (prohibits discrimination on the basis of race, color, national origin, and sex);

●

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations (ensures nondiscrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations);

●

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, you must take reasonable steps to ensure that LEP persons have meaningful access to your programs [70 Fed. Reg. 74087 (2005)];

Title IX of the Education Amendments of 1972, as amended, which prohibits you from discriminating because of sex in education programs or activities (20 USC § 1681, et seq).

40	FEDERAL FAIR LABOR STANDARDS ACT (FEDERAL MINIMUM WAGE)

All contracts and subcontracts that result from this solicitation incorporate by reference the provisions of 29 CFR part 201, the Federal Fair Labor Standards Act (FLSA), with the same force and effect as if given in full text. The FLSA sets minimum wage, overtime pay, recordkeeping, and child labor standards for full and part-time workers.

The Tenant has full responsibility to monitor compliance to the referenced statute or regulation. The Tenant must address any claims or disputes that arise from this requirement directly with the U.S. Department of Labor – Wage and Hour Division.

41	OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970

All contracts and subcontracts that result from this solicitation incorporate by reference the requirements of 29 CFR Part 1910 with the same force and effect as if given in full text. The employer must provide a work environment that is free from recognized hazards that may cause death or serious physical harm to the employee. The employer retains full responsibility to monitor its compliance and their subcontractor’s compliance with the applicable requirements of the Occupational Safety and Health Act of 1970 (29 CFR Part 1910). The employer must address any claims or disputes that pertain to a referenced requirement directly with the U.S. Department of Labor – Occupational Safety and Health Administration.

42	LABOR PEACE ASSURANCE AND EMPLOYEE WORK ENVIRONMENT REPORT

Pursuant to San José Municipal Code Chapter 25.11, “Tenant’s Labor Peace Assurances and Employee Work Environment Report” are attached hereto as EXHIBIT D. Tenant shall require each of its Subtenant’s to provide it with assurances as to how the Subtenant will prevent service disruptions at the Airport due to labor disputes.

43	LIVING AND PREVAILING WAGE REQUIREMENTS

Tenant acknowledges and agrees that the work performed pursuant to the Lease is subject to all applicable provisions of those wage requirements as listed in the “Airport Living Wage Regulations” and the “Airport Living Wage Determination 7/1/2023 through 6/30/24,” both as available on http://www.flysanjose.com/living- wage.

44	INTENTIONALLY OMITTED

45	ENVIRONMENTALLY PREFERABLE PROCUREMENT POLICY

Tenant shall perform its obligations under this Lease in conformance with City Council Policy 4-6, entitled “Environmentally Preferable Procurement Policy.” Tenant shall procure environmentally preferable products and services that meet environmental product standards established by governmental or other widely recognized authorities. Examples include the Green Seal 37 standard for janitorial products (www.greenseal.org), EPEAT for IT equipment, and GreenGuard for furniture.

46	MEMORANDUM OF LEASE

Upon the request of Tenant or City, City and Tenant will execute, acknowledge and record in the real property records of Santa Clara County a short-form memorandum of this Lease, in form and content reasonably acceptable to the parties.

47	NO THIRD PARTY BENEFICIARY

The review, approval, inspection, examination or consent of City of or to any item to be reviewed, approved, inspected, examined or consented to by City shall not constitute the assumption of any responsibility by City for either accuracy or sufficiency of any item or the quality of suitability of such items for its intended use, but rather for the sole purpose of protecting City’s interests. No third parties, including Tenant or persons claiming under Tenant, will have any rights hereunder resulting therefrom or otherwise.

48	SURRENDER/MERGER

On the last day or sooner termination of the Term, Tenant shall quit and surrender the Premises subject to the provisions of this Lease and in accordance with the provisions of this Section 48. If Tenant has made a Transfer in accordance with the provisions of this Lease and if Tenant’s rights hereunder shall be terminated prior to the expiration of the Term, City may elect either (i) to terminate all or any existing subleases, subtenancies or other rights created by the Transfer (notwithstanding any prior consent of City; or (ii) to continue the rights created by the Transfer, in which event all rights of Tenant with regard to the Transfer shall be deemed assigned to City as of the date of Tenant’s rights are terminated.

49	NO PERSONAL LIABILITY

No elected official, director, officer, agent or employee of either party shall be personally liable by or to the other party pursuant to any term or provision of this Lease or because of any breach thereof or because of its or their execution or attempted execution of this Lease.

50	SURVIVAL OF INDEMNITIES

Expiration or termination of this Lease shall not affect the right of either party to enforce any and all indemnities given or made to the other party under this Lease, nor shall it effect any provision of this Lease that expressly states it shall survive termination hereof. Each party hereto specifically acknowledges and agrees that, with respect to each of the indemnities contained in this Lease, the indemnitor has an immediate and independent obligation to defend the indemnitee from any claim which actually or potentially falls within the indemnity provision even if such allegation is or may be groundless, fraudulent or false, which obligation arises at the time such claim is tendered to the indemnitor by the indemnitee.

51	EMINENT DOMAIN

51.1	Definitions

51.1.1	Eminent Domain

“Eminent domain” is the right of any governmental or other permitted authority to take property for public use. As used in this Section, the words “condemned” and condemnation” are coextensive with such right, and a voluntary conveyance by City or Tenant to the condemnor under threat of a taking under the power of eminent domain in lieu of or after commencement of formal proceedings shall be deemed a taking within the meaning of this Section.

51.1.2	Total Condemnation/Total Taking

As used in this Section, the terms “total condemnation and “total taking” mean the taking of the fee title to the entire Premises and all Leasehold Improvements on the Premises under the power of eminent domain.

51.1.3	Substantial Condemnation

As used in this Section, the terms “substantial condemnation” and “substantial taking” mean the taking of so much of the Premises or Leasehold Improvements, or both, under such power as to prevent or substantially impair the conduct of Lessee’s business thereon.

51.1.4	Partial Condemnation/Partial Taking

As used in this Section, the term “partial condemnation” and “partial taking” mean any condemnation of the Premises other than a total or substantial taking as defined in subparagraph 0and 0of this Section.

51.2	Notice to Other Party

The party receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents and date of the notice received:

a.	Notice of intended taking;

b.	Service of any legal process relating to condemnation of the Premises or Leasehold Improvements;

c.	Notice in connection with any proceedings or negotiations with respect to such a condemnation; or

d.	Notice of intent or willingness to make or negotiate a private purchase, sale, or transfer in lieu of condemnation.

51.3	Termination of Leasehold on Total Condemnation

In the event that there shall be a total taking of the Premises during the Lease term under the power of eminent domain as in this Section defined, Tenant’s obligation to pay rent and the leasehold estate hereby created shall cease and terminate as of the date title to the property is taken by the person who will put it to public use or at the time the condemnor is authorized to take possession of the property as stated in an order for possession, whichever is earlier.

51.4	Termination of Leasehold on Substantial Condemnation

In the event that there shall be a substantial taking of the Premises during the Lease term under the power of eminent domain as in this Section defined, this Lease shall terminate as to the portion of the Premises so taken on the date title to the property is taken by the person who will put it to public use or at the time the condemnor is authorized to take possession of the property as stated in an order for possession, whichever is earlier. Tenant, at its option, may terminate this Lease, as a result of a substantial taking of the Premises, if land taken by eminent domain results in a net loss of twenty percent (20%) or more of the total area of the Premises or if the Leasehold Improvements taken, if any, result in a net loss of twenty percent (20%) or more of the total rentable building and hangar space or if such taking substantially and detrimentally impacts Tenant’s business operations from the Premises. In such event, Tenant shall notify City of its intention to terminate this Lease within 30 days of Tenant’s receipt from City of a notice of intended taking. If Tenant does not so notify City, the taking shall be deemed a partial taking. The Lease shall terminate as of the last day of the calendar month following the calendar month in which the notice of termination is served on City. On termination of this Lease pursuant to this Section, all subleases and subtenancies in or on said Premises or any portion or portions of said Premises created by Tenant under the Lease also terminate, and said Premises shall be delivered to City free and clear of all such subleases and subtenancies. On termination of the Lease pursuant to this Section, both parties shall be released from all obligations under this Lease except those specified in Section 31 of this Lease.

51.5	Rent and Term After Partial Taking

In the event that there shall be a partial taking of the Premises during the Lease term under the power of eminent domain as in this Section defined, this Lease shall remain in full force and effect, covering the remaining property, except that the Rent shall be reduced in the same ratio as the percentage of the area of the ground taken bears to the total area of the Premises.

51.6	Restoration of Improvements After Partial Taking

Promptly after a partial taking of the Premises during the Lease term under the power of eminent domain as in this Section defined, at Tenant’s sole expense and in the manner specified in provisions of this Lease relating to maintenance, repairs, and alterations, Tenant shall repair, alter, modify, or reconstruct the Leasehold Improvements so as to make them economically and feasibly usable by Tenant. If Tenant does not repair, alter, modify, or reconstruct as set forth herein, the cost of such repair shall be deducted from Tenant’s share of the award and paid to any Lender of Tenant demanding it.

51.7	Award

Awards and other payments on account of a taking of the Premises or the Leasehold Improvements thereon (the “Award”), or the leasehold estate created by this Lease, shall be applied as follows:

a.

Awards received on account of a total or substantial taking of the Premises or the Leasehold Improvements and/or the Leasehold Estate created by this Lease thereon shall be paid in the following order of priority:

i.

First, to any Lender under a Permitted Mortgage, that portion of the Award attributable to the Leasehold Improvements and/or the Leasehold Estate created by this Lease in an amount up to, but not to exceed, the unpaid balance of said Permitted Mortgage;

ii.	Second, to City that portion of the Award attributable to any land that is part of the Premises;

iii.	Third, to Tenant that portion of the Award attributable to the Leasehold Improvements that equals the percentage of the Term of this Lease that has, at the time of the taking, not expired;

iv.	Fourth, to City that portion of the Award attributable to the Leasehold Improvements that equals the percentage of the Term of this Lease that has, at the time of the taking, expired;

v.

Fifth, to Tenant that portion of the Award attributable to Tenant’s loss of goodwill and any cost or loss that Tenant may incur in the removal and relocation of Tenant’s business and its trade fixtures; and

vi.	Sixth, to City that portion of the Award attributable to severance damages.

vii.

Without duplicating any award referenced above, seventh, to Tenant that portion of the award attributable to any excess of the market value of the Leasehold Estate for the remainder of the Lease term over the present value of the Leasehold Estate as of the Lease termination date under sections 23.3 and 23.4 (commonly referred to as the “bonus value” of the Lease).

b.	Awards and payments received on account of a partial taking of the Premises or the Leasehold Improvements thereon shall be applied in the following order of priority:

i.	First, to pay the cost of restoration, repair, and reconstruction of the Premises and the Leasehold Improvements so as to make them economically and feasibly usable by Tenant;

ii.

Second, to any Lender under a Permitted Mortgage in an amount equal to the decrease (if any) in its security as a result of the partial taking, less amounts payable or recovered pursuant to such taking, but not to exceed the unpaid balance of the Permitted Mortgage;

iii.	Third, to City that portion of the Award attributable to any land that is part of the Premises; and

iv.	Fourth, to the City, that portion of the award attributable to severance damages for the City’s fee interest in the remainder property.

51.8	Relocation Costs

Tenant shall have the right to make a separate claim for relocation cost under Government Code Section 7262 in the event of a total or substantial taking of the Premises, the Leasehold Improvements, and/or the Leasehold Estate.

52	NON-EXCLUSIVITY

This Lease is non-exclusive in character and in no way prevents the City from entering into an agreement with any other parties for the sale or offering of competitive services, products or items by other tenants and/or operators or others in other premises at the Airport during the term of this Lease. Tenant’s use of Airports' facilities for any purpose, other than as specified herein, shall be prohibited unless the Director’s prior written approval has been obtained.

[remainder of page intentionally left blank]

Executed as of the day and year first written above.

“CITY” CITY OF SAN JOSE,
APPROVED AS TO FORM:	a chartered municipal corporation of the State of California

JON CALEGARI	SARAH ZARATE
Senior Deputy City Attorney	Director, City Manager’s Office

Date:

“TENANT” SJC HANGARS LLC, a Delaware limited liability company authorized to do business in the State of California

Signature

Print Name

Title

Date

EXHIBIT A

AIRPORT CAMPUS MAP AND DESCRIPTION OF PREMISES

(all space approximate):

Description of Premises:

1210 Aviation Ave, San Jose, CA, 95110 as shown on Exhibit A encompassing Lot W-9 Parcel 230-46-051.

EXHIBIT B

INSURANCE

TENANT shall procure and maintain for the duration of the Lease insurance against claims for injuries to persons or damages to property which may arise from or in connection with the Tenant’s operation and use of the Property. The cost of all such insurance shall be borne by the TENANT.

A.	Minimum Scope of Insurance

Coverage shall be at least as broad as:

1.	The coverage provided by Insurance Services Office Commercial General Liability coverage (“occurrence“) form CG 0001, including ongoing operations and products and completed operations;

2.	The coverage provided by Insurance Services Office Form number CA 0001 covering Automobile Liability. Coverage shall be included for all owned, non- owned, and hired automobiles;

3.	Workers’ Compensation insurance as required by the California Labor Code and Employer’s Liability insurance;

4.	Professional Liability Errors & Omissions coverage for all professional services;

5.

Pollution Liability insurance including coverage for all operations. Policy shall at a minimum cover on-site and off-site liability including third-party injury and property damage claims, transportation, clean-up costs, as a result of pollution conditions;

6.	Hangar Keepers Liability providing coverage for damage to or destruction of the aircraft of others while in the insured's custody for storage, repair, or safekeeping;

7.	Builder’s Risk insurance covering Leasehold Improvements on the Premises in the course of construction.

8.	Property insurance covering TENANT’S personal property on the PREMISES.

There shall be no endorsement reducing the scope of coverage required above unless approved by the City’s Risk Manager.

B.	Minimum Limits of Insurance

TENANT shall maintain limits no less than:

1.	Commercial General Liability: $10,000,000 per occurrence and in the aggregate for bodily injury, personal injury and property damage.

2.	Automobile Liability: $1,000,000 combined single limit per accident for bodily injury and property damage.

3.	Workers Compensation and Employers Liability: Workers' Compensation limits as required by the California Labor Code and Employers Liability limits of $1,000,000 per accident and per disease.

4.	Professional Liability Errors & Omissions $2,000,000 per occurrence/aggregate limit.

5.	Pollution Liability Insurance: $2,000,000 per contamination incident.

6.	Hangar Keepers Liability: $10,000,000 limit each aircraft each loss.

7.	Builder’s Risk: Replacement cost.

8.	Property: Replacement cost.

Any limits requirement may be met with any combination of primary and excess coverage so long as the excess coverage is written on a "follow form" or umbrella basis.

C.	Deductibles and Self-Insured Retentions

Any deductibles or self-insured retentions must be declared to and approved by the City.

D.	Other Insurance Provisions

The policies are to contain, or be endorsed to contain, the following provisions:

1.	General Liability and Auto Liability Coverages

a.

The CITY, its officers, officials, employees and agents are to be covered as additional insureds with respect to: liability arising out of activities performed by, or on behalf of, TENANT, premises owned, occupied or used by the TENANT, or automobiles owned, leased, hired or borrowed by the TENANT. The coverage shall contain no special limitations on the scope of protection afforded to the CITY, its officers, officials, employees or agents.

b.

The TENANT’s insurance coverage shall be primary insurance as respects CITY, its officers, officials, employees and agents. Any insurance or self- insurance maintained by CITY, its officers, officials, employees or agents shall be in excess of the TENANT’s insurance and shall not contribute with it.

c.	Any failure to comply with reporting provisions of the policies by TENANT shall not affect coverage provided CITY, its officers, officials, employees, or agents.

d.	Coverage shall state that the TENANT’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

e.	Coverage shall contain a waiver of subrogation by endorsement in favor of the CITY, its officers, officials, employees, and agents.

2.	Property, Builder’s Risk, and Workers’ Compensation and Employers’ Liability

Coverage shall contain a waiver of subrogation in favor of the City, its officers, officials, employees, and agents.

3.	Builder’s Risk

City shall be named as a loss payee on any Builder’s Risk policy to the full extent allowable and for which the City’s insurable interests may appear.

4.	Claims Made Coverages

If coverage is obtained on a “claims made” policy form, the retroactive date shall precede the date services were initiated with the City and the coverage shall be maintained for a period of three (3) years after termination of services under this Agreement.

5.	All Coverages

Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled, reduced in coverage or in limits except after thirty (30) days’ prior written notice has been given to the City; except that ten (10) days’ prior written notice shall apply in the event of cancellation for non-payment of premium.

E.	Acceptability of Insurers

Insurance is to be placed with insurers acceptable to the City’s Risk Manager.

F.	Verification of Coverage

TENANT shall furnish the City with certificates of insurance and endorsements affecting coverage required by this clause. The certificates and copies of endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf.

Copies of all the required ENDORSEMENTS shall be attached to the CERTIFICATE OF INSURANCE which shall be provided by the TENANT’s insurance company as evidence of the stipulated coverages.

Proof of insurance shall be emailed in pdf format to: Riskmgmt@sanjoseca.gov:

Certificate Holder

City of San José – Finance Department

Risk and Insurance

200 East Santa Clara St., 14th Floor Tower

San Jose, CA 95113-1905

G.	Subconsultants/Subcontractors

TENANT shall include all subcontractors, subconsultants or subcontractors as insureds under its policies or shall obtain separate certificates and endorsements from each subcontractors, subconsultants or subcontractors. TENANT shall upon written request from City provide all certificates and endorsements for each subcontractors, subconsultants or subcontractors within five (5) calendar days.

H.	Review of Coverage

These insurance requirements shall be subject to periodic review by City’s Risk Manager. Should the Risk Manager require any change in any coverage such change shall be communicated in writing to TENANT and TENANT shall comply with the said change within thirty (30) days of the date of receipt of the notice.

During the period of the Tenant’s build out, remodeling or any Tenant Improvements, Tenant’s Contractors, and/or Professional Consultants, Insurance Requirements are as follows

INSURANCE

Contractor/Consultant, at Contractors/Consultants sole cost and expense, shall procure and maintain for the duration of this Lease insurance against claims for injuries to persons or damages to property which may arise from, or in connection with, the performance of the services hereunder by Contractor/Consultant , its agents, representatives, employees or subcontractors.

A.	Minimum Scope of Insurance

Coverage shall be at least as broad as:

1.    The coverage provided by Insurance Services Office Commercial General Liability coverage ("occurrence") Form Number CG 0001; and

2.    The coverage provided by Insurance Service Office Form Number CA 0001 covering Automobile Liability. Coverage shall be included for all owned, non-owned and hired automobiles; and

3.    Workers' Compensation insurance as required by the California Labor Code and Employers Liability insurance.

4.    Professional Liability Errors and Omissions appropriate to consultant’s profession. Architects’ and engineers’ coverage is to be endorsed to include contractual liability.

(For Contractors or Subcontractors performing any type of design or engineering services or other professional services including but not limited to, surveying, sampling, testing and similar activities)

5.    Builders’ Risk refer to Tenants requirements above.

B.	Minimum Limits of Insurance

Contractor/Consultant shall maintain limits no less than:

1.    Commercial General Liability: $5,000,000 per occurrence for bodily injury, personal injury and property damage. If Commercial Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit; and

2.    Automobile Liability: $1,000,000 combined single limit per accident for bodily injury and property damage; and

3.    Workers' Compensation and Employers' Liability: Workers' Compensation limits as required by the California Labor and Employers’ Liability limits of $1,000,000 per accident.

4.    Professional Liability Errors and Omissions $2,000,000 Aggregate Limit.

5.    Builder’s Risk: Completed value of the project. No deductible shall exceed $25,000. Refer to Tenant’s requirements above.

C.	Omitted

D.	Other Insurance Provisions

The policies are to contain, or be endorsed to contain, the following provisions:

1.	Commercial General Liability and Automobile Liability Coverages:

a.    The City of San José its officers, employees, agents and contractors are to be covered as additional insureds as respects: Liability arising out of activities performed by or on behalf of, Contractor; products and completed operations of Contractor; premises owned, leased or used by Contractor; and automobiles owned, leased, hired or borrowed by Contractor. The coverage shall contain no special limitations on the scope of protection afforded to City its officers, employees, agents and contractors.

b.    Contractor's insurance coverage shall be primary insurance as respects City its officers, employees, agents and contractors. Any insurance or self-insurance maintained by City its officers, employees, agents or contractors shall be excess of Contractor's insurance and shall not contribute with it.

c.    Any failure to comply with reporting provisions of the policies by Contractor shall not affect coverage provided City its officers, employees, agents, or contractors.

d.    Coverage shall state that Contractor's insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer's liability.

2.	Coverage shall contain a waiver of subrogation in favor of the City its officials, employees, agents, and contractors.

3.	Workers’ Compensation and Employers Liability

Coverage shall be endorsed to state waiver of subrogation against the City its officials, employees, agents and contractors.

4.	Professional Liability:

Contractor/Consultant agrees to maintain continuous coverage for professional liability applicable to work performed on this project for a period no less than five years after completion of the work on this project. Any claims-made policy used to meet the requirements of this Lease shall have a retroactive date prior to commencement of work on this project.

5.	Builders Risk - Refer to requirements listed in Tenant’s requirements above.

6.	All Coverages:

Each insurance policy required by this Lease shall be endorsed to state that coverage shall not be suspended, voided, canceled, or reduced in limits except after thirty (30) days' prior written notice has been given to City, except that ten (10) days ‘ prior written notice shall apply in the event of cancellation for non-payment of premium.

E.	Acceptability of Insurers

Insurance is to be placed with insurers acceptable to City's Risk Manager.

F.	Verification of Coverage

Contractor/Consultant shall furnish City with certificates of insurance and with original endorsements affecting coverage required by this Lease. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf.

There are two (2) options for the delivery of insurance to Risk Management

-	PDF via e-mail: Riskmgmt@sanjoseca.gov
-	Proof of insurance shall be mailed to the following address, or any subsequent address as may be directed in writing by the Risk Manager:

City of San José, Finance Department

Risk & Insurance

200 East Santa Clara St., 14th Floor

San José, CA 95113-1905

with a copy mailed to:

Airport Property Management

Norman Y. Mineta San José International Airport

1701 Airport Blvd., Suite B-1130

San José, CA 95110

airportproperties@sjc.org

G.	Subcontractors

Contractor shall include all subcontractors as insured under its policies or shall obtain separate certificates and endorsements for each subcontractor.

H.	Review of Coverage

These insurance requirements shall be subject to review by City’s Risk Manager. Should the Risk Manager require any change in coverage, any such change shall be noticed in writing by City to Tenant and Tenant shall comply with the change within thirty (30) days of the date of receipt of the notice.

EXHIBIT C

HAZARDOUS MATERIALS

In addition to complying with the provisions set forth earlier in this Lease, Tenant agrees to the following provisions:

1.           Notification of Release. Tenant shall be solely and fully responsible for notifying the appropriate public agencies of any Hazardous Material release which occurs on the Premises, or is caused by or results from the activities of Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees on the Airport other than the Premises. Tenant shall immediately notify City of any Hazardous Material release which occurs on the Premises, regardless of whether the release was caused by or results from Tenant’s activities or is in a quantity that would otherwise be reportable to a public agency, or which occurs on the Airport other than the Premises and is caused by or results from the activities of Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees, regardless of whether the release is in a quantity that would otherwise be reportable to a public agency.

2.           Liability. Tenant shall be solely and fully responsible and liable for:

(a)        any Hazardous Material Release which is caused by or results from the activities of Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees on the Airport;

(b)        any Hazardous Material release that commences during the term of the Lease on the Premises, unless Tenant establishes through investigation, sampling, testing and analysis acceptable to the City, that the release was caused by the sole negligence or willful misconduct of City, City’s officers, agents, employees, contractors or permittees or solely by migration of Hazardous Materials onto the Premises from a specifically identifiable source off the Premises.

3.           Prevention of Release. Tenant shall take all necessary precautions to prevent its activities from causing any Hazardous Material release to occur on the Airport, including, but not limited to any release into soil, groundwater, or the City's sewage or storm drainage system.

4.           Obligation to Investigate and Remediate. Tenant, at Tenant's sole cost and expense, shall promptly investigate and remediate, in accordance with requirements of all applicable Environmental Laws:

(a)        any release or danger of release of Hazardous Material on the Airport other than the Premises, including, but not limited to, into soil or groundwater, or the City's sewage or storm drainage system, which, was caused, or results, in whole or in part from the activities of Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees;

(b)        any release or danger of release of Hazardous Material which commenced during the term of this Lease and which is discovered on the Premises, unless Tenant establishes through investigation, sampling, testing and analysis acceptable to the City, that the release was caused by the sole negligence or willful misconduct of City, City’s officers, agents, employees, contractors or permittees or solely by migration of Hazardous Materials onto the Premises from a specifically identifiable source off the Premises.

In addition to all other rights and remedies of City hereunder, if Tenant does not promptly commence, and diligently pursue to remediate, any such release, or danger of release, of Hazardous Materials, City, in its discretion, may pay, to have same remediated and Tenant shall reimburse City within fifteen (15) business days of City's demand for payment. The failure to commence remediation and provide City with a schedule for diligent completion of the remediation within thirty (30) days after discovery of such release, or danger of release, of Hazardous Material shall constitute prima facie evidence of failure to promptly commence remediation. The demand for payment by City shall be prima facie evidence that the expense incurred was necessary and reasonable and that such expense was incurred by City on behalf of Tenant.

5.           Indemnification. Tenant shall defend, indemnify and hold City harmless from and against all loss, damage, liability (including all foreseeable and unforeseeable consequential damages) and expense (including, without limitation, the cost of any required cleanup and remediation of the Hazardous Materials) which City may sustain as a result of:

(a)         any Hazardous Material release on the Airport other than the Premises, including, but not limited to any release into soil or groundwater, or the City's sewage or storm drainage system, which is caused by or results from the activities of Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees; or

(c)         any Hazardous Material release which commenced during the term of this Lease on the Premises, including, but not limited to any release into soil or groundwater, except a release which Tenant establishes, through investigation, sampling, testing and analysis acceptable to the City, was caused by the sole negligence or willful misconduct of City, City’s officers, agents, employees, contractors or permittees or by migration of Hazardous Materials onto the Premises from a source off the Premises.

6.           Release of Claims Against City. Tenant releases, acquits and forever discharges City from any and all claims, actions, causes of action, demands, rights, damages, costs, including but not limited to loss of use, lost profits, or expenses, which Tenant may now have, or which may hereafter accrue on account of or in any way growing out of all known and unknown, foreseen and unforeseen bodily and personal injuries and property damage, and the consequences thereof resulting or arising out of the presence or cleanup of any Hazardous Material on the Airport. This release shall not apply to any claims for contribution that Tenant may have against City in the event that Tenant incurs any cost in undertaking any cleanup of Hazardous Material from the Airport ordered by a governmental agency, to the extent that the cleanup order and costs result from a release of Hazardous Material for which Tenant is not responsible and liable under this Lease. Tenant understands and agrees that Tenant is hereby waiving all such rights under Section 1542 of the Civil Code of California and any similar law of any state or territory of the United States. Said section reads as follows:

“1542. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

7.           (a) Cessation of Activities. Tenant shall cease its activities on the Premises to the extent requested by City, if City determines, in its sole discretion, that such cessation is necessary to investigate, cure or remediate any release of Hazardous Materials. Tenant shall not recommence its activities on the Premises until notified by City that such release or danger of release of Hazardous Material has been investigated, cured and remediated in a manner satisfactory to the City.

    (b) Abatement of Fees and Charges on Premises. Tenant shall not be entitled to an abatement of any fees or charges due under this Lease after Tenant has been requested to cease activities for investigation, cure or remediation of Hazardous Materials on the Premises, except if Tenant establishes, through investigation, sampling, testing and analysis acceptable to the City that the presence of Hazardous Materials on the Premises was due to the sole negligence or willful misconduct of City, City’s officers, agents, employees, contractors or permittees or by migration of Hazardous Materials onto the Premises from a source off the Premises.

8.           Records and Inspections.

(a)          Tenant shall maintain, during the term of this Lease and for a period of not less than four (4) years after the expiration or termination of this Lease, or for any longer period of time required by any applicable law, regulation, policy, order or decree, separate and accurate daily records pertaining to the use, handling and disposal of any Hazardous Material(s) by Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees on or from the Airport.

(b)         Upon request by City, Tenant shall furnish City with such daily records, and such other documentation or reports as Director, from time to time, and at any time during the term of this Lease, may reasonably require pertaining to the use, handling and disposal of any Hazardous Material(s) by Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees on or from the Airport.

(c)          After the expiration of four (4) years following the termination of this Lease, Tenant may destroy the records pertaining to the use, handling and disposal of any Hazardous Material(s) by Tenant, Tenant's officers, agents, employees, contractors, permittees or invitees on or from the Airport, provided, however, that Tenant shall notify City no later than sixty (60) days prior to any proposed destruction of any of said records and shall upon request by City within thirty days (30) days after such notice is received, deliver copies of said records to City.

9.           No Third Party Beneficiaries

Nothing contained in this Exhibit shall be construed as conferring any benefit on any person not a party to this Lease, nor as creating any right in any person not a party to this Lease to enforcement of any obligation created under this Lease.

10.         Survival of Obligations

Tenant's obligations under this Lease shall survive the expiration or earlier revocation or suspension of this Lease.

EXHIBIT D

LABOR PEACE ASSURANCES AND EMPLOYEE WORK ENVIRONMENT REPORT

I,                                                     , an authorized representative of                                                      ,

(name of Airport Business)

attach a copy of the following existing or planned programs that demonstrate a good work environment that prevents the disruption in services due to disputes with employees.

Copy of Company Employee Handbook that includes information such as: terms of employment; performance appraisals; employee responsibilities; non-discrimination and anti-harassment policy; complaint resolution procedures; working hours and conditions; breaks; assignment of responsibilities; general rules of conduct; prohibited activities; disciplinary procedure; leaves of absence; drug and alcohol use; appearance, grooming and uniform policy; health and safety.

Joint Labor-Management Committee

Collective Bargaining Agreement

Labor Neutrality Provision

Card Check Provision

Any other information, plan, benefits or programs undertaken by Airport Business to attract and retain qualified employees and assist in providing uninterrupted service through the Airport Business’s workplace conditions and practices.

The above listed benefits and complaint procedure(s) will be maintained during the period of time work is performed at the Norman Y. Mineta San José International Airport.

It is the intent of                                                               to ensure that essential services and labor for which it has been contracted will be provided efficiently and without interruption.

(name of Airport Business)

Signature

Title

Name of Airport Business

Date

EMPLOYEE BASIC BENEFITS

Indicate the basic benefits your workers receive.

Years of Service	# of Vacation Days	# of Sick Days	# of Personal Days
After 1 year
After 5 years
After 10 years

Other: (Explain.)

Indicate the paid holidays your workers receive by placing check mark to the left of each.

New Year’s Day	Independence Day	Christmas
Martin Luther King Jr. Day	Labor Day	Floating Holiday
Washington’s Birthday	Veterans’ Day	Other:
Memorial Day	Thanksgiving Day	Other:

1	Do you allow for unpaid leave? Yes, please briefly explain policy.

       No

COMPLIANCE WITH STATE AND FEDERAL WORKPLACE STANDARDS

Have any of the following State or Federal Regulatory agencies obtained final orders or final judgments finding a violation by your company of State or Federal law relating to the treatment of your employees?

2	California Department of Fair Employment and Housing (DFEH).

         NO, our company has not had any final judgment or administrative order.

         YES, our company has had final judgment(s) or administrative order(s).

Date of entry of final judgment or order:

Agency that obtained the order:

           Attach a description of the nature of violation.

3	California Department of Industrial Relations (Cal OSHA).

         NO, our company has not had any final judgment(s) or administrative order(s)

         YES, our company has had final judgment(s) or administrative order(s).

Date of entry of final judgment or order:

Agency that obtained the order:

           Attach a description of the nature of violation.

4	California Department of Industrial Relations (Minimum Wage, hours or working conditions) Labor Board

         NO, our company has not had any final judgment(s) or administrative order(s).

         YES, our company has had final judgment(s) or administrative order(s).

Date of entry of final judgment or order:

Agency that obtained the order:

           Attach a description of the nature of violation.

EXHIBIT E

AUTHORIZED ACTIVITIES

While engaging in any of the Authorized Activities at the Premises, Tenant shall comply with the standards set forth in the Airport’s Minimum Standards, dated September 2023, for SASO operations, as amended from time to time. In the event the Airport’s Minimum Standards is amended, such document shall supersede the authorized activities listed below.

A copy of the Airport’s Minimum Standards can be found at https://www.flysanjose.com/sites/default/files/Minimum_Standards.pdf.

1.

Right to use, in common with others, all public areas and facilities of the Airport, including the runways, landing areas, taxiways, ramps, roadways, parking areas, runway lights, signals and other operating aids.

2.	Engage in subleasing of hangar and office space (including ancillary parking and ramp space) to others;

3.

A SASO may provide aircraft fueling services to its own aircraft and the aircraft for owners leasing space directly from the SASO Tenant and based at the Airport. All fueling services must be provided within the Tenant’s leased premises and must have the required fueling permits for such fueling services and comply with the requirements as stated the Airport Minimum Standards. Alternatively , a SASO and its tenants may elect to secure fueling and or line services from an approved Fixed Based Operator located at the Airport.

4.

Tenant as a SASO must provide at least one but no more than three of any aeronautical services as established by the Airport’s Minimum Standards. Tenant may select its services and provide no less than thirty (30) day written notification to the Director prior to starting such services. Director shall reserve the right to approve or deny services. The Director shall not unreasonably deny services.

5.	Developing approximately an additional 28,000 sq feet of hangar space contiguous to the existing hangar space.

6.	Other activities in accordance with the Airport’s Minimum Standards.

EXHIBIT F

SAMPLE LETTER OF CREDIT

         (Bank Name)                  1

           (Bank Address)

IRREVOCABLE STANDBY LETTER OF [Date] CREDIT2 NO.

BENEFICIARY:

CITY OF SAN JOSE, CALIFORNIA

NORMAN Y MINETA SAN JOSE INTERNATIONAL AIRPORT

1701 Airport Blvd, Suite B-1130 SAN JOSE, CALIFORNIA 95110

APPLICANT:

                    (Tenant Name)

                    (Tenant Address)

Gentlemen:

We hereby open our irrevocable standby letter of credit no.                   in your favor for account of the applicant for an amount not to exceed in the aggregate U.S. dollars                            AND 00/100 U.S. $                          .00 3 available by your draft(s) drawn at sight 4on us accompanied by:

Your written statement purportedly signed by an authorized representative of City of San José, California showing the name and title of the signer and reading as follows:

"The undersigned, a duly authorized representative of City of San José, California does hereby certify that             (Tenant Name)                                   has been in default of contractual obligations with respect to its agreement with the City of San José, California, entitled 5                                                                             , effective on                     .

This letter of credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reason of our reference to any agreement or instrument referred to herein or in which this letter of credit is referred to. Any such agreement or instrument shall not be deemed incorporated herein by reference.

Draft(s) must be marked "drawn under               (Bank Name)             Letter Of Credit No.                          "

Draft(s) must be presented to                     (Bank Name)                                          and Address)                                                                                                                located at                                                                                                                 Attn:                                                       not later than [date] (the "expiration date") or any such automatically extended expiration date as provided herein below. Partial draws are allowed.6

It is a condition of this standby letter of credit that the expiration date shall be automatically extended, without amendment, for periods of one year from each successive expiration date, unless, no less than thirty (30) days before the then current expiration date, we notify you in writing by registered mail (return receipt) that this letter of credit will not be extended beyond the then current expiration date7, in which event the City of San José may draw the full amount of the letter of credit. Any such notice shall be deemed received by you on the date such notice is deposited in the U.S. mails, registered (return receipt), postage prepaid.

We hereby agree with you that draft(s) drawn under and in compliance with the terms and conditions of this letter of credit shall be duly honored on due presentation to

                                  (Bank Name)                                   .8

Except as otherwise expressly stated herein, this credit is issued subject to the Uniform Customs And Practice For Documentary Credits (12007 Revision), International Chamber Of Commerce Publication No. 600 or with the International Standby Practices ISP98, as published by the International Chamber of Commerce Publication No. 590.9

Communications to us with respect to this letter of credit must be in writing and shall be addressed to us at                         (Bank Name)                                    and Address)                                                                       Attn:                                      , specifically referring thereon to this letter of credit by number.

Very truly yours

Authorized signature10

EXHIBIT G

LEASEHOLD IMPROVEMENTS

●	Approximately 28,000 square feet of hangar contiguous to the existing building.

●	Improvements to the existing building with high quality finished and advanced feature is as follows:
o	Climate and humidity controllable hangar
o	Smart controls through Tenant’s Smart Hangar smartphone App
o	PV, EV charging receptacles, indoor vehicle parking
o	Native, drought-tolerant landscaping throughout (meeting or exceeding all regulatory requirements).

●	Other improvements as mutually agreed to by City and Tenant.

EXHIBIT H

MAINTENANCE PLAN

EXHIBIT I

MAINTENANCE RESPONSIBILITIES

Maintenance: All maintenance, repairs, and improvements will be the sole responsibility of the selected Proposer, except for the base building structure including the roof, which shall be maintained by the Airport.

Tenant’s responsibilities shall include, but shall not be limited to:

a.	Exterior painting maintenance of the base building and hangar
b.	Landscaping, irrigation, and time clocks
c.	Parking lot – All striping, signage, lighting, and electric car charging stations
d.	Sidewalks, curbs, & walkways inside the perimeter fence
e.	Ramp (leased ramp space only)
f.	All interior & exterior building systems
g.	Fire life safety system with aqueous film forming foam and all fire extinguishers, and monitoring and inspections per local and state codes
h.	Plumbing – All pipes, drains, floor grates/screens, fixtures, and cleanouts
i.

Electrical – Any and all electrical apparatus (lamps, ballast, electrical systems/components/equipment, receptacles, interior/exterior, conductors, transformer, circuits, breakers, switches, space heaters (hangar), etc.

j.	Data, communications, & all security systems
k.	Heating, Ventilation, and Air Conditioning (HVAC) System
l.

Hangar doors - All components associated with the proper operation of the hangar doors (i.e., guides, wheels, tracks, motors, controls, toe guards, sump pumps, etc., including any and all parts, mechanical, and electrical systems)

m.	Roll-up doors - All components associated with the proper operation of the roll-up doors (i.e., chains, motors, controls, guides, safety stops, etc.)
n.

Vehicle/pedestrian/perimeter gates – All components associated with the proper operation of the vehicle/pedestrian gates. (i.e., motor/control, loop detectors, pedestal, card reader, hardware, housing, etc.)

o.	All other building systems that exclusively service the Tenant’s operations
p.	Compressor (permit/inspections) for air for the hangar/shops
q.	Building generator
r.	Interior and Exterior Airport Operations Area card readers
s.	Garbage enclosure
t.	Drinking water fountains
u.	Kitchen appliances
v.	All flooring inside the bldg., base cove, and hangar floor coating
w.	Emergency lighting/signs
x.	Windows, glass, & coverings – interior and exterior including the hangar
y.	Doors/Locks/Keys/Hardware
z.	Electrical car charging station
aa.	Oil water separator
bb.	French drains in the hangar
cc.	Eyewash stations
dd.	Fall protection/tie-off system in the hangar
ee.	Exterior bldg. signage (if permitted)
ff.	Janitorial
gg.	Restrooms
hh.	Hangar fans

Airports Specific Responsibilities include:

a.	Base building structure
b.	Roofing
c.	Gutters and downspouts
d.	Building Foundation
e.	Ramp access gates

EXHIBIT J

SCHEDULE OF AUTHORIZED AIRCRAFT

EXHIBIT K

PHASE I ENVIRONMENTAL SITE ASSESSMENT REPORT

EXHIBIT L

TENANT’S PROPOSAL

CERTIFICATE OF LLC AUTHORITY

This Certificate of LLC Authority shall be executed by the manager of the limited liability company.

I,                                                                      , certify that I am the manager of the limited liability company named in the attached agreement;

Name of Manager

that                                                                                     signed the agreement on behalf of the limited liability company as

Name of Person that Signed Agreement

the                                                                                               of the limited liability company; and that the agreement was duly signed for and on behalf of the

Title of Person that Signed Agreement

limited liability company by authority of its members, and is within the scope of its limited liability company powers.

By:

Name:

Its:	Manager

Date: